As filed with the Securities and Exchange Commission on November 9, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GrowGeneration, Corp.

(Exact Name of Registrant as Specified in its Charter)

Colorado	5200	46-5008129
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

503 North Main Street, Suite 740

Pueblo, Colorado 81003

Telephone: 800-935-8420

(Address, including zip code, and telephone number,

including area code, of principal executive offices)

Darren Lampert

Chief Executive Officer

GrowGeneration, Corp.

503 North Main Street, Suite 740

Pueblo, Colorado 81003

Telephone: 800-935-8420

(Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Mitchell Lampert, Esq.

Robinson & Cole LLP

1055 Washington Boulevard

Stamford, Ct. 06901

Telephone: (203) 462-7559

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share(1)		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee[4]
Shares of common stock sold to selling stockholders in 2015 private placement (2)	2,465,001		$.70	$1,725,501	$173.76

Shares of common stock underlying warrants sold to selling stockholders in 2015 private placement (3)	2,465,001		$.70	$1,725,501	$173.76

Shares of common stock sold to selling stockholders in 2014 Private Placements (2)	1,300,000		.60	780,000	78.55
Total	6,230,002	$		$4,231,002	$426.07

(1)	No market presently exists of our common stock. The selling stockholders will be required to offer their shares at $.60 per share until our common stock is listed for quotation on the OTC Bulletin Board or OTCQB Market. Assuming such listing is obtained, offers may be made at prevailing market prices or at privately negotiated prices.

(2)	Represents shares of common stock purchased pursuant to our private placements which had respective final closings in May, 2014 and March, 2015 (collectively the “2014 Private Placements”) and in October 2015 (the “2015 Private Placement”).

(3)	Represents shares of common stock issuable upon the exercise of warrants issued in the 2015 Private Placement with an exercise price per share of $.70 per share. Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions. Proposed maximum offering price per share is based on the exercise price of the warrant in accordance with Rule 457(g).

(4)	Calculated under Section 6(b) of the Securities Act of 1933 as the aggregate offering price multiplied by 0.0001007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated November __, 2015

GrowGeneration Corp.

6,230,002 Shares

Common Stock

This prospectus relates to the offer for sale of up to an aggregate of 6,230,002 shares of common stock of GrowGeneration Corp. by the selling stockholders named herein. We are not offering any securities pursuant to this prospectus. The shares of common stock offered by the selling stockholders include 2,465,001 shares of common stock underlying warrants.

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the OTC Bulletin Board and/or OTCQB Market upon the effectiveness of the registration statement of which this prospectus forms a part. The 6,230,002 shares of our common stock can be sold by selling security holders at a fixed price of $.60 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (referred to herein as FINRA), nor can we provide assurance that our shares will actually be quoted on the OTC Bulletin Board and/or OTCQB Market or, if quoted, that a viable public market will materialize or be sustained.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC Bulletin Board and/or OTCQB Market, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. See “Plan of Distribution.”

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2015.

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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investments.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to GrowGeneration Corp., a Colorado corporation, collectively with its wholly-owned subsidiaries, GrowGeneration Pueblo Corp., a Colorado corporation, which we sometimes refer to herein as GrowGeneration Pueblo and GrowGeneration California, a Delaware corporation.

Our Company

General

GrowGeneration Corp.’s mission is to become one of the largest retail hydroponic and organic specialty gardening retail outlets in the industry. Today, GrowGeneration owns and operates a chain of 8 retail hydroponic/gardening stores, with 7 located in the state of Colorado and one in the state of California. Our plan is to open and operate hydroponic/gardening stores throughout the United States.

Our existing GrowGeneration stores have grown. Our growth has been fueled by frequent and higher dollar transactions from commercial growers, individual home growers, and gardeners who grow their own organic foods. We expect to continue to experience significant, albeit lower percentage growth over the next few years, which will depend on our ability to increase our capital. We expect future growth to come from existing and new stores that we open or acquire. Our growth is likely to come from three distinct channels-establishing new stores in high-value markets, acquiring existing stores with strong customer bases and strong operating histories, and the creation of a branded e-commerce portal at www.GrowGeneration.com.

Our stores sell thousands of products, such as organic nutrients and soils, advanced lighting technology, state of the art hydroponic and aquaponic equipment, and other products needed to grow indoors and outdoors. Our strategy is to target two distinct verticals; namely i) professional growers, and ii) smaller growers who require a local store to fulfill their daily and weekly growing needs.

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The Offering

Common Stock Outstanding	8,967,834 shares (1)

Common Stock, including Shares of Common Stock underlying Warrants, Offered by Selling Stockholders	6,230,002 shares (2)

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders.  We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full, would be approximately $1,725,501.  Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes.  No assurances can be given that any of such warrants will be exercised.

Quotation of Common Stock:	Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the trading of our common stock on the OTC Bulletin Board and/or OTCQB Market upon the effectiveness of the registration statement of which this prospectus forms a part. The 6,230,002 shares of our common stock can be sold by selling stockholders at a fixed price of $.60 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can we provide any assurance that our shares will actually be quoted on the OTC Bulletin Board and/or OTCQB Market or, if quoted, that a viable public market will materialize.

Risk Factors	An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

(1)	Excludes: (i) outstanding shares issuable upon exercise of options to purchase 1,780,000 shares of our common stock, as of October 30, 2015, at an exercise price of $0.60 per share (or $.66 per share for our officers and directors with respect to the first $100,000 of options granted to each of them as Incentive Stock Options), that were issued under our 2014 Equity Incentive Plan; (ii) up to 720,000 shares of our common stock that are available, as of October 30, 2015, for issuance under our 2014 Equity Incentive Plan; and (iii) 2,465,001 Warrants issued to investors in the 2015 Private Placement, each of which are exercisable into one share of our common stock at a price of $.70 per warrant; and (iv) 142,800 Warrants issued to the Placement Agent in the 2015 Private Placement, which permit the Placement Agent to acquire 142,800 shares of our common stock at $.70 per share.

(2)	Includes: (i) 3,765,001 shares of our common stock being sold by Investors; and (ii) 2,465,001 shares of our common stock underlying the Investor Warrants, which have an exercise price of $.70 per share.

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RISK FACTORS

An investment in our common stock is speculative and illiquid and involves a high degree of risk, including the risk of a loss of your entire investment. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus before purchasing shares of our common stock. The risks set forth below are not the only ones facing us. Additional risks and uncertainties may exist that could also adversely affect our business, operations and prospects. If any of the following risks actually materialize, our business, financial condition, prospects and/or operations could suffer. In such event, the value of our common stock could decline, and you could lose all or a substantial portion of the money that you pay for our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	our limited operating history;

●	our current and future capital requirements to support our efforts to open or acquire new retail locations;

●	our dependence on consumer interest in growing crops with the equipment, soil and nutrients that we offer;

●	our dependence on third-parties to manufacture and sell us inventory;

●	our ability to maintain or protect the validity of our intellectual property;

●	our ability to retain key executive members;

●	our ability to internally develop products and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	the accuracy of our estimates regarding expenses and capital requirements; and

●	our ability to adequately support growth.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

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Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

We have a limited operating history on which to evaluate our business or base an investment decision.

Our business prospects are difficult to predict because of our limited operating history and unproven business strategy. We acquired 4 stores called “Pueblo Organics and Hydroponics” in 2014 and opened our Conifer, Trinidad and Colorado Springs, Colorado and our Santa Rosa, California stores in 2015. Accordingly, our operation of these stores has been limited. If we are unable to manage these stores as well as others that we open or acquire, our business is unlikely to succeed. Our business should be viewed in light of these risks, challenges and uncertainties.

We face intense competition that could prohibit us from developing or increasing our customer base and generating revenue.

The industry within which we compete is highly competitive. We compete with companies that have greater capital resources, facilities and diversity of product lines. Additionally, if demand for our hydroponic growing equipment continues to grow and if the cannabis industry continues to develop, we expect many new competitors to enter the market, as there are no significant barriers to retail sales of hydroponic growing equipment. More established hydroponic companies with much greater financial resources which do not currently compete with us may be able to easily adapt their existing operations to sales of hydroponic growing equipment. Due to this competition, there is no assurance that we will not encounter difficulties in generating or increasing revenues and capturing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell. Our competitors may also introduce new hydroponic growing equipment, manufacturers may sell equipment direct to consumers, and our distributers could cease sales of product to us.

If we need additional capital to fund our operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our retail or online operations and we may be forced to modify our business plans accordingly. There is no assurance that additional financing will be available to us. In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in sales and marketing; and (iv) new store openings and or acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete. Moreover, even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Our business depends substantially on the continuing efforts of our executive officers and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers, especially our Chief Executive Officer, Darren Lampert, our President, Michael Salaman, our Chief Operating Officer Jason Dawson and our Chief Financial Officer, Irwin Lampert. We do not maintain key man life insurance on any of our executive officers and directors. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Therefore, our business may be severely disrupted, and we may incur additional expenses to recruit and retain new officers.

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If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive hydroponics industry depends in large part upon our ability to attract highly qualified managerial and sales personnel. In order to induce valuable employees to come and work for us or to remain with us, we intend to provide employees with stock options that vest over time. The value to employees of stock options that vest over time will be significantly affected by movements in our stock price that we will not be able to control and may at any time be insufficient to counteract more lucrative offers from other companies. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior personnel.

In order to increase our sales and marketing infrastructure, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As we continue to work to open and/or acquire additional retail store locations, we will need to expand the size of our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to continue to grow our operation and compete in the hydroponics industry effectively will depend, in part, on our ability to effectively manage any future growth.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability material to our financial statements as a whole or may negatively affect our operating results if changes to our business operation are required. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

We may not obtain insurance coverage to adequately cover all significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide. We currently maintain only premises insurance and there can be no assurance that we will acquire or maintain insurance for certain risks, that the amount of our insurance coverage will be adequate to cover all claims or liabilities, or that we will not be forced to bear substantial costs resulting from risks and uncertainties of business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition and results of operations.

Federal practices could change with respect to providers of equipment potentially usable by participants in the medical cannabis industry, which could adversely impact us.

Cannabis growers utilize various products that we offer for sale. While we are not aware of any threatened or current federal or state law enforcement actions against any retailer of hydroponic equipment that might be used for cannabis growing or use we have heard that a number of years ago, law enforcement authorities did initiate raids at some retail stores where operators evidently knew they were selling hydroponic equipment directly to customers who indicated they intended to use it for the cultivation of recreational cannabis. Those raids took place in a different legal landscape, well before the legalization of medical or recreational cannabis by any state. We are unaware of any threatened or actual law enforcement activity, ever, against manufacturers or retailers of supplies marketed for usage by participants in the emerging medical cannabis industry.

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A theoretical risk exists that our activities could be deemed to be facilitating the selling or distribution of cannabis in violation of the Federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. We believe, however, that such a risk is relatively low. Federal authorities have not focused their resources on such tangential or secondary violations of the Act, nor have they threatened to do so, with respect to the sale of equipment that might be used by cannabis gardeners, or with respect to any supplies marketed to participants in the emerging medical cannabis industry. We are unaware of such a broad application of the Controlled Substances Act by federal authorities, and we believe that such an attempted application would be unprecedented.

If the federal government were to change its practices, or were to expend its resources attacking providers of equipment that could be usable by participants in the medical or recreational cannabis industry, such action could have a materially adverse effect on our operations, our customers, or the sales of our products.

Continued federal intervention in certain segments of the cannabis industry is disruptive to the industry, and may have a negative impact on us.

Our products are sold to growers of various crops, including cannabis, and we expect the number of gardeners or cannabis users buying our products to remain relatively unaffected despite federal interference in some segments of the cannabis industry. Although we expect minimal impact on the Company from any federal government crackdown on cannabis providers, the disruption to the cannabis industry could cause some potential customers to be more reluctant to invest in growing equipment, including equipment we sell. Moreover, the federal government’s tactics may change or have unforeseen effects, which could be detrimental to our business.

There can be no assurance that our intended operations will not violate state or federal law.

We have not requested or obtained any opinion of counsel or ruling from any authority to determine if our intended operations are in compliance with or violate any state or federal laws or whether we are assisting others to violate a state or federal law. In the event that our intended operations are deemed to violate any laws or if we are deemed to be others to violate a state or federal law, we could have liability that could cause us to modify or cease our operations.

Our 2014 and 2015 Private Placements were made pursuant to an exemption from registration.

Our 2014 and 2015 Private Placements were made in reliance upon the so-called "private placement" exemption from registration with the Securities and Exchange Commission (the “SEC”) provided by Sections 4(a)(2) of the 1933 Securities Act, by Regulation D, Rule 506 adopted there under, and the exemptions from registration provided by the Blue Sky laws of states in which the Units are offered. However, reliance upon these exemptions is highly technical and should not be viewed as a guarantee that such exemptions are indeed available. If for any reason the private placement exemption is not available for the 2014 and 2015 Private Placements and no other exemption from registration is found to be available, the sale of the securities in such Private Placements would be deemed to have been made in violation of the applicable laws, thus requiring registration of those securities. As a remedy for such a violation, each investor would have the right to rescind its purchase and to have its full investment returned. If an investor requests return of its investment, it is possible that funds would not be available to us for that purpose, and that liquidation of us may be required. Any refunds made would reduce funds available to us for our operations. A significant number of requests for rescission would probably leave us without funds sufficient to respond to such requests or to proceed successfully with its activities.

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There are a significant number of shares of common stock eligible for sale, which could depress the market price of such shares.

Effective on the date of this Prospectus, a large number of shares of common stock will be available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect as well.

The offering price of our shares and the exercise price of our Warrants have been determined on an arbitrary basis.

The Offering price of the Units and the shares of common stock that we sold prior to the date of this Prospectus and the exercise price of the Warrants were determined by us on an arbitrary basis and bear no relationship to earnings, asset values, book value or any other recognized criteria of value. Neither the price at which we have sold our shares nor the exercise price of our warrants should be viewed as an indication of the value of those securities.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

We face a potential risk of product liability as a result of any of the products that we offer for sale. For example, we may be sued if any product we sell allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for products that we may offer for sale;

●	injury to our reputation;

●	costs to defend the related litigation;

●	a diversion of management's time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	a decline in our stock price.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We do not maintain any product liability insurance. Even if we obtain product liability insurance in the future, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or products, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and/or marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

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Risks Related to Our Common Stock

Our officers and directors will control our company for the foreseeable future, including the outcome of matters requiring stockholder approval.

Our founders, officers and directors collectively beneficially own approximately 66.74% of our outstanding shares of common stock. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those entities and individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company. See “Principal Stockholders.”

An investment in our company should be considered illiquid.

An investment in our company requires a long-term commitment, with no certainty of return. Because we do not plan to become an SEC reporting company by the traditional means of conducting an initial public offering of our common stock, we may be unable to establish a liquid market for our common stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of our company in the near future. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on behalf of our company or its stockholders in the future than they would if we were to become a public reporting company by means of an initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on our company.

No public market for our common stock currently exists, and an active trading market may not develop or be sustained.

As we are in our early stages, an investment in our company will likely require a long-term commitment, with no certainty of return. There is no public market for our common stock, and even if we become a publicly-listed company, of which no assurances can be given, we cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for shares of our common stock may be limited; and

●	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

Assuming we can find market makers to establish quotations for our common stock, we expect that our common stock will be quoted on the OTC Bulletin Board (known as the OTCBB) or OTCQB market operated by OTC Markets Group, Inc. These markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX). No assurances can be given that our common stock, even if quoted on such markets, will ever trade on such markets, much less a senior market like NASDAQ or NYSE MKT. In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCBB/OTCQB, in which case it might be listed on the so called “Pink Sheets”, which is even more illiquid than the OTC Bulletin Board.

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The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

We may not qualify for OTC Bulletin Board inclusion, and therefore you may be unable to sell your shares.

We believe that, at some time following the effectiveness of this registration statement of which this prospectus forms a part, our common stock will become eligible for quotation on the OTC Bulletin Board and/or OTCQB Market, which we refer to herein as the OTCBB/OTCQB. No assurances can be given, however, that this eligibility will be granted. OTCBB/OTCQB eligible securities include securities not listed on a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, as amended (which we refer to herein as the Securities Act), and require that we be current in its periodic securities reporting obligations.

Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a broker/dealer member of FINRA, must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, we have not made arrangements with any person to file a Form 211 and a Form 211 has not been filed with FINRA by any broker/dealer. If for any reason our common stock does not become eligible for quotation on the OTCBB/OTCQB or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB/OTCQB, any quotation of in our common stock would be conducted in the “pink” sheets market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares. The above-described rules may materially adversely affect the liquidity of our securities. See “Plan of Distribution.”

Even if our common stock becomes publicly-traded and an active trading market develops, the market price of our common stock may be significantly volatile.

Even if our securities become publicly-traded and even if an active market for our common stock develops, of which no assurances can be given, the market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

●	actual or anticipated fluctuations in our quarterly or annual operating results;

●	changes in financial or operational estimates or projections;

●	conditions in markets generally;

●	changes in the economic performance or market valuations of companies similar to ours; and

●	general economic or political conditions in the United States or elsewhere.

The securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of shares of our common stock.

The registration for resale of a significant portion of our outstanding shares of common stock in this registration statement may have a depressive effect on our stock price.

We are registering for resale 3,765,001 shares of our common stock plus 2,465,001 shares of common stock underlying outstanding warrants. If our existing stockholders sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business.

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Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTCBB does not meet such requirements and if the price of our common stock is less than $5.00, our common stock will be deemed penny stocks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stock holders may have difficulty selling their shares.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

The shares you purchase in this offering may experience substantial dilution by exercises of outstanding warrants and options.

As of October 30, 2015, we had outstanding warrants to purchase an aggregate of 2,465,001 shares of our common stock at a weighted average exercise price of $.70 and options to purchase an aggregate of 1,780,000 shares of our common stock at an exercise price of $.60 per share (the first $100,000 of options granted to each of our officers and directors may be deemed to be incentive stock options and are exercisable at a price of $.66 per share; the balance of the options owned by such persons may be deemed to be non-qualified options and are exercisable at a price of $.60 per share). The exercise of such outstanding options and warrants will result in substantial dilution of your investment. In addition, you may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of liquidation.

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We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur significantly increased costs and devote substantial management time as a result of operating as a public company particularly after we are no longer an “emerging growth company.”

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. For example, we will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the Securities and Exchange Commission, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. We are just beginning the process of compiling the system and processing documentation needed to comply with such requirements.  We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. In that regard, we currently do not have an internal audit function, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

However, for as long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

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After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of such costs

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. As we are a start-up company, we are at the very early stages of establishing, and we may be unable to effectively establish such systems, especially in light of the fact that we expect to operate as a publicly reporting company. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially adversely impact us.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the registration statement of which this prospectus is a part. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

If we are unable to assert that our internal control over financial reporting is effective, or, if applicable, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. We will also be required to disclose changes made in our internal control and procedures on a quarterly basis.

However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the recently enacted JOBS Act, if we take advantage (as we expect to do) of the exemptions contained in the JOBS Act. We will remain an “emerging growth company” for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 30.

At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in our internal control over financial reporting in the future. Any of the foregoing occurrences, should they come to pass, could negatively impact the public perception of our company, which could have a negative impact on our stock price.

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We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Upon dissolution of our company, you may not recoup all or any portion of your investment.

In the event of a liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the proceeds and/or assets of our company remaining after giving effect to such transaction, and the payment of all of our debts and liabilities will be distributed to the stockholders of common stock on a pro rata basis. There can be no assurance that we will have available assets to pay to the holders of common stock, or any amounts, upon such a liquidation, dissolution or winding-up of our Company. In this event, you could lose some or all of your investment.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full would be approximately $1,725,501. Proceeds, if any, received from the exercise of such warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such warrants will be exercised.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our financial statements and the related notes and the other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly those under "Risk Factors." Dollars in tabular format are presented in thousands, except per share data, or otherwise indicated.

OVERVIEW

GrowGeneration Corp.’s mission is to become one of the largest retail hydroponic and organic specialty gardening retail outlets in the United States. Today, GrowGeneration owns and operates a chain of 7 retail hydroponic/gardening stores in Colorado and one (1) in California. Our plan is to acquire, open and operate hydroponic/gardening stores throughout the United States.

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Our increase in sales to date has been fueled by opening new stores and by frequent and higher dollar transactions in our stores from commercial growers, individual home growers, and gardeners who grow their own organic foods. We expect to continue to experience sales growth over the next few years in existing stores and by increasing the number of stores that we operate, which will depend on our ability to increase our capital. Our growth is likely to come from three distinct channels: establishing new stores in high-value markets, acquiring existing stores with strong customer bases and strong operating histories, and the creation of a branded e-commerce portal at www.GrowGeneration.com.

Our stores sell thousands of products, such as organic nutrients and soils, advanced lighting technology, state of the art hydroponic and aquaponic equipment, and other products needed to grow indoors and outdoors. Our strategy is to target two distinct verticals; namely i) professional growers, and ii) smaller growers who require a local store to fulfill their daily and weekly growing needs. We are of the belief that our retail outlets provide a superior level of customer service to our customers through a well trained staff.

Between March 2014 and April 2015, we raised $780,000 in our 2014 Private Placements from the sale of 1,300,000 shares of our common stock to twenty (20) accredited investors, at a price of $.60 per share. Proceeds from this sale were utilized to effect the acquisition of the assets of Southern Colorado Garden Supply Corp. (d/b/a Pueblo Hydroponics), which we completed on May 29, 2014, through our wholly-owned subsidiary, GrowGeneration Pueblo Corp., a Colorado corporation. The purchase price was $499,976, consisting of $243,000 in goodwill and $273,000 in inventory, $35,000 in fixed assets, $5,286 in accounts receivable and $1,320 in prepaid expenses offset by $57,275 in accounts payable and $355 in customer deposits.

On February 15, 2015, we opened our first non-acquired GrowGeneration store in Trinidad, Co. This store is 3,000 square feet and was initially stocked with $100,000 in inventory. Our lease obligation is $1,000 per month for the next 3 years.

In April 2015, we acquired approximately $30,000 of inventory at cost from Green Growers, Inc., a retail store located in Canon City, Colorado. In connection therewith, we engaged the CEO of Green Growers, Inc. as a sales consultant for a period of two years. We pay this individual a base fee of $1,200 per month during the first year and $600 per month during the second year of his consulting agreement, together with incentive compensation for any new business he generates, in an amount equal to 25% of the gross profit on all such goods and services that he generates. We also issued this consultant 10,000 five (5) year options, exercisable at a price of $.60 per share, as additional compensation under his consulting agreement.

In June 2015, we acquired approximately $68,000 of inventory at cost from Happy Grow Lucky, Inc., a retail store located in Conifer, Co. In connection therewith, we engaged the 2 principals as sales consultants for a period of one year. We will pay each sales consultant $420 per month, together with incentive compensation for any new business they generate, in an amount equal to 25% of the gross profit on all such goods and services that they generate. In addition, we executed a new 3 year lease for the premises in Conifer, Co. at a rate of $2400 per month.

On September 1, 2015, we signed a 5 year lease, at a rate of $3,780 to open our Colorado Springs store.

On October 28, 2015, we purchase approximately $169,000 of inventory, at cost, from Sweet Leaf Hydroponics Inc., a retail store located in Santa Rosa, Ca. In connection therewith, we also acquired some equipment from the seller for $25,000. We have entered into a one-year agreement with one of the principals to act as a sales consultant for us for a period of one year, at a cost of $1,000 per month. We have executed a month to month lease with the landlord of Sweet Leaf Hydroponics Inc. for $5,300 per month, with a right to terminate on 60 days-notice.

In October 2015, we closed on the 2015 Private Placement, pursuant to which we sold a total of 2,465,001 Units to 25 accredited investors at a price of $.70 per Unit, with each Unit consisting of (i) one share of our common stock and (ii) one 5 year warrant to purchase one share of Common Stock at an exercise price of $0.70 per share, for gross proceeds of $1,725,500.

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RESULTS OF OPERATIONS

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year.

	Inception March 6, 2014 through December 31, 2014	Nine Months Ended September 30, 2015	$ Variance
Net revenue	$1,202,366	$2,330,773	$1,128,407
Cost of goods sold	809,039	1,503,339	694,300
Gross profit	393,327	827,434	434,107
General and administrative expenses	597,157	957,940	360,783
Operating income (loss)	(203,830)	(130,506)	73,324
Other income (expense):
	-	(13,531)	(13,531)
(Loss) before income taxes	(203,830)	(144,037)	59,793
Income taxes - current benefit	68,959	47,903	(21,056)
Net (loss)	$(134,871)	$(96,134)	$38,737

PERIOD FROM INCEPTION MARCH 6, 2014 THROUGH DECEMBER 31, 2014 COMPARED TO THE 9 MONTHS ENDED SEPTEMBER 30, 2015

Revenue

Net revenue for the nine months ended September 30, 2015 increased $1,128,407 to $2,330,773 as compared to $1,202,366 for the period from inception March 6, 2014 through December 31, 2014. The increase was due to revenue from the retail stores that we acquired and opened during that period.

Cost of Goods Sold

Cost of sales for the nine months ended September 30, 2015 increased $694,300 to $1,503,339 as compared to $809,039 for the period from inception March 6, 2014 through December 30, 2014. The increase was due to increased sales.

Gross profit was $827,434 for the nine months ended September 30, 2015 as compared to $393,327 for the period from inception March 6, 2014 through December 31, 2014.

General and Administrative Expenses

General and administrative expenses for the nine months ended September 30, 2015 increased $360,783 to $957,940 as compared to $597,157 for the period from inception March 6, 2014 through December 31, 2014. The increase was due mainly to increased payroll expenses, professional fees, travel expense and stock based compensation related to stock option grants and stock compensation for stock issued to employees.

Non-cash general and administrative expenses for the 9 months ended September 30, 2015 totaled $167,482, with (i) depreciation, amortization of $27,732 (ii) stock based compensation of $64,750, and (iii) stock compensation of $75,000.

Non-cash general and administrative expenses for the period from inception March 6, 2014 through December 31, 2014 totaled $120,464, with (i) depreciation and amortization of $17,744; (ii) stock based compensation of $13,500, (iii) inventory market value reserve of $86,333, and (iv) bad debt expense of $2,887.

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Other Income/ Expense

Other expense for the nine months ended September 30,2015 was $13,531 as compared to other expense of $ -0- for the period from inception March 6, 2014 through December 31, 2014. The expenses consisted of start-up costs of $11,220 and interest expense of $2,311.

Net (Loss)

Net loss for the 9 months ended September 30, 2015 was $96,134 as compared to a net loss of $134,871 for the period from inception March 6, 2014 through December 31, 2014. The decline in loss was due to the increase in sales.

Operating Activities

Net cash used in operating activities for the 9 months ended September 30, 2015 was $562,351. This amount was primarily related to a net loss of $96,134, and increase of inventory of $646,541 offset by a reduction in account payable of $74,874 and payroll and sales tax liabilities of $29,925 and non-cash expenses of $75,000 consisting of stock based compensation.

LIQUIDITY AND CAPITAL RESOURCES

As at November 6, 2015, we had cash of approximately $960,000. We had cash of $475,261, as of September 30, 2015 and a net working capital of approximately $1,198,235. Our cash used in operations for the period from inception March 6, 2014 through December 31, 2014 was $266,387.

We will need to obtain additional financing in the future to continue to acquire and open new stores. We have financed our operations through the issuance of the sale of common stock.

Financing Activities

Net cash provided by financing activities for the 9 months ended September 30, 2015 was $1,071,964. This amount reflects proceeds from the second 2014 Private Placement and the 2015 Private Placement.

2014 Private Placements

Between March 2014 and April 2015, we raised $780,000 from the sale of 1,300,000 shares of our common stock to twenty (20) investors, at a price of $.60 per share. All securities sold in the 2014 Private Placements were arranged by officers and directors and no commissions or other remuneration was paid to any person in connection with such sales.

2015 Private Placement

On March 12, 2015 we entered into an agreement with Cavu Securities LLC, a FINRA Member broker dealer (“Cavu”), pursuant to which we engaged Cavu on a non-exclusive basis to act as our lead placement agent for the sale of up to $4,200,000 of our Units. Each Unit was offered at a price of $.70 per Unit. Each Unit consisted of (i) one share of our common stock and (ii) one 5 year warrant to purchase one share of Common Stock at an exercise price of $0.70 per share. The Units were offered and sold on a “best-effort” basis. We sold a total of 2,465,001 Units in the 2015 Private Placement and realized gross proceeds of $1,725,501. We paid Cavu total compensation for its services of (i) $73,295 in commissions; (ii) five-year warrants (the “Placement Agent Warrants”) to purchase 142,800 shares of our common stock, at an exercise price equal to $0.70 per share; and (iii) 77,833 shares of our common stock.

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Our contractual cash obligations as of September 30, 2015 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	585,170	26,500	412,370	146,300	-
Note payable	25,394	5,986	19,408		-
	610,564	32,486	431,778	146,300	-

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents - We classify highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. We have not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Revenue - Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, the fee is fixed and determinable, and collection of the sale is reasonably assured. A product is not shipped without an order from the customer and the completion of credit acceptance procedures. The majority of our sales are cash or credit card; however, we occasionally extend terms to our customers. Accounts receivable are reviewed periodically for collectability.

Inventories - Inventories are recorded on a first in first out basis. Inventory consists of raw materials, purchased finished goods and components held for resale. Inventory is valued at the lower of cost or market. The reserve for inventory was $13,500 at December 31, 2014 and September 30, 2015, respectively.

Property and Equipment - Property and equipment are stated at cost. Assets acquired held under capital leases are initially recorded at the lower of the present value of the minimum lease payments discounted at the implicit interest rate (35% for assets currently held under capital lease) or the fair value of the asset. Major improvements and betterments are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed using the straight-line method over an estimated useful life of five years. Assets acquired under capital lease are depreciated over the lesser of the useful life or the lease term. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.

Goodwill and Intangible Assets - We evaluate the carrying value of goodwill, intangible assets, and long-lived assets during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, (3) an adverse action or assessment by a regulator, (4) continued losses from operations, (5) continued negative cash flows from operations, and (6) the suspension of trading of the Company’s securities. When evaluating whether goodwill is impaired, we compare the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill.

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We amortize the cost of other intangible assets over their estimated useful lives, which range up to ten years, unless such lives are deemed indefinite. Intangible assets with indefinite lives are tested in the fourth quarter of each fiscal year for impairment, or more often if indicators warrant.

Long Lived Assets – We reviews our long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Fair Value Measurements and Financial Instruments - ASC Topic 820 defines fair value, establishes a framework for measuring fair value, establishes a three-level valuation hierarchy for disclosure of fair value measurement and enhances disclosure requirements for fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, investment in a related party, accounts payables, accrued expenses, due to related party, notes payable, and convertible notes approximates their fair values due to their short-term maturities.

Derivative financial instruments - We evaluate all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a weighted average Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Stock Based Compensation – We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options and warrants to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost to employees is measured by us at the grant date, based on the fair value of the award, over the requisite service period under ASC 718. For options issued to employees, we recognize stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock to non-employees and other parties are accounted for in accordance with the ASC 505.

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BUSINESS

Background

GrowGeneration Corp. was incorporated in Colorado in 2014 in order to acquire 4 existing hydroponic supply stores. In the past year, we have grown into a chain of 8 retail hydroponic/gardening stores, seven (7) of which are located in Colorado and one (1) of which is located in California. The hydroponic/gardening industry is fragmented, in which typical retail stores are small family owned businesses, usually consisting of a single location. This is particularly true in Colorado and California where we currently operate. We intend to open or acquire additional retail stores and increase and expand our footprint in these states. Ironically, recent water shortages in the West Coast are putting pressure on food growers to use as little water as possible which also bodes well for hydroponic supply companies like GrowGeneration, as hydroponics is widely considered to require less water for grow operations.

Products

GrowGeneration stores offer essential supplies to the hydroponic and gardening industry, including medium (i.e., farming soil), industry-leading hydroponic equipment, power-efficient lighting, plant nutrients, and thousands of additional products used by professional growers and specialty cultivation operations. We offer our products through our retail stores and through our e-Commerce site. GrowGeneration is also actively seeking the establishment of a brand of private labeled products, which will be sold through GrowGeneration outlets.

Markets

GrowGeneration serves a new, yet sophisticated community of commercial and urban cultivators growing specialty crops including organics, greens and plant-based medicines. Unlike the traditional agricultural industry, these cultivators use innovative indoor and outdoor growing techniques to produce specialty crops in highly controlled environments. This enables them to produce crops at higher yields without having to compromise quality; regardless of the season or weather and drought conditions.

Our target market segments include Home Growers of organic vegetable and fruit Growers (small farms, home garden growers, restaurants growers, farmer markets), the Do-it Yourselfers (home flower and plant growers/ mass market and growers in the cannabis related market (Dispensaries, Cultivators, Caregivers).

Indoor growing techniques have primarily been used to cultivate plant-based medicines. Plant-based medicines often require high-degree of regulation and controls including government compliance, security, and crop consistency, making indoor growing techniques a preferred method. Cultivators of plant-based medicines often make a significant investment to design and build-out their facilities. They look to work with companies such as GrowGeneration that understand their specific needs and can help mitigate risks that could jeopardize their crops. Plant-based medicines are believed to be among the fastest-growing market in the U.S. and several industry pundits believe that plant-based medicines may even displace prescription pain medication by providing patients with a safer, more affordable alternative.

Indoor growing techniques, however, are not limited to plant-based medicines. Vertical farms producing organic fruits and vegetables are beginning to emerge in the market due to a rising shortage of farmland, and environmental vulnerabilities including drought, other severe weather conditions and insect pests. Indoor growing techniques enable cultivators to grow crops all-year-round in urban areas, and take up less ground while minimizing environmental risks. Indoor growing techniques typically require a more significant upfront investment to design and build-out these facilities than traditional farmlands. If new innovations lower the costs for indoor growing, and the costs to operate traditional farmlands continue to rise, then indoor growing techniques may be a compelling alternative for the broader agricultural industry.

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Key Partners

Our key customers vary by state and are expected to be more defined as the company moves from its retail walk-in purchasing sales strategy to serving cultivation facilities directly and under predictable purchasing activity. Our key suppliers include distributors such as HydroFarm, BWGS and Sunlight Supply to product specific suppliers such as Botanicare, General Hydroponics and Can Fan USA. All the products purchased and resold are applicable to indoor and outdoor growing for organics, greens, and plant-based medicines.

Demand for Products

Demand for indoor and outdoor growing equipment is currently high due to legalization of plant-based medicines, primarily Cannabis, which is mainly due to equipment purchases for build-out and repeat purchases of consumable nutrients needed during the growing period. This demand is projected to continue to grow as a result of the supporting state laws in 23 states and the District of Columbia. Continued innovation and more efficient build-out technologies along with larger and consolidated cultivation facilities is expected to further expand market demand for GrowGeneration products and services. We expect the market to continue to segment into urban farmers serving groups of individuals, community cultivators, and large-scale cultivation facilities across the states. Each segment will be optimized to different distribution channels that GrowGeneration currently provides. We are of the opinion that as our volume increases, we will obtain volume discounts on purchasing that should allow us to maximize both our revenues and gross margins.

E-Commerce Strategy

The Company is developing its e-commerce website and portal, www.growgeneration.com. The site offers for sale hydroponic, specialty and organic gardening products. Online shoppers are able to shop from product departments, from nutrients to lighting to hydroponic and greenhouse equipment, delivering an easy and quick method to find the products that they want to purchase. Our e-commerce site has been designed to appeal to both the professional grower, as well as the home gardener/hobbyist. Each product listed on the site contains product descriptions, product reviews and a picture so the consumer can make an informed and educated purchase. Our product filters allow the consumer to search by brand, manufacturer, or by function such as wattage. Designed as an information portal as well as an e-commerce store, the consumer will find videos, articles, blogs and other relevant content, all generated by Grow Generation’s internal staff, which we call our “Grow Pros”. The GrowGeneration shopper will be able to shop online 24/7 and, if they choose order online and receive products directly to their grow operation or home, order online and pick up at one of the GrowGeneration retail stores, or simply use our site as a resource and shop with our Grow Pros at one of our retail locations. Google advertising, social media and in store advertising are the primary advertising tools we will use to drive traffic to www.growgeneration.com

Goals and Strategy

Our goal is to become one of the nation's largest providers of equipment and supplies for growing organics, herbs and greens and plant-based medicines. We intend to achieve our goal by implementing the following strategies:

1. Engage with cultivation facilities and secure exclusive supplier contracts;

2. Own, operate and expand regional retail stores to service and support the operations of professional and home growers;

3. Develop and grow our e-commerce platform.

4. Establish a national sales team;

5. Establish a brand of “house” or white-labeled products which we would sell exclusively;

6. Assemble the most knowledgeable staff and leadership team; and

7. Acquire additional products and services that are essential to our customers and deliver high-margins.

Competition

Our key competitors include many local and national vendors of gardening supplies, local product resellers of hydroponic and other specialty growing equipment, as well as online product resellers and large online marketplaces such as Amazon.com and EBay.

Intellectual Property and Proprietary Rights

Our intellectual property consists of brands and their related trademarks and websites, customer lists and affiliations, product know-how and technology, and marketing intangibles. Our other intellectual property is primarily in the form of trademarks and domain names. We also hold rights to website addresses related to our business including websites that are actively used in our day-to-day business such as www.GrowGeneration.com. We own the federally registered trademark for “GrowGeneration”. We also have applied for a federal register trademark “Where the Pros Go to Grow”.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers as necessary.

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Government Regulation

While there is no Governmental regulation relating to the sale of hydroponic equipment or soil and nutrients that we sell, there are laws and regulations governing the cultivation and sale of cannabis and related products. Currently, there are over twenty four states plus the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. About a dozen other states are considering legislation to similar effect. As of the date of this Prospectus, the policy and regulations of the Federal government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited on the basis of federal law and may or may not be permitted on the basis of state law. Active enforcement of the current federal regulatory position on cannabis on a regional or national basis may directly and adversely affect the willingness of customers of GrowGeneration to invest in or buy products from GrowGeneration. Active enforcement of the current federal regulatory position on cannabis may thus directly or indirectly adversely affect GrowGeneration operations.

Employees

As of the date of this Prospectus, we have 18 full time employees and 10 part-time employees. We plan to add sales representatives in all states that we operate a retail store.

Principal Offices

Our principal offices are located at 503 North Main St, Suite 740, Pueblo, CO 81003, which is the office of our accountants. We do not pay any rent for such office. We lease eight (7) stores in the state of Colorado and one (1) in the State of California for our retail operations. Information relating to our stores is set forth in the table below:

	Store 1	Store 2	Store 3	Store 4	Store 5	Store 6	Store 7	Store 8
	Pueblo West	Downtown	Southside	Canon City	Trinidad	Conifer	Colorado Springs	Santa Rosa
Street	609 Enterprise, Unit 150	109, 111 & 113 W 4th Street	2704 S. Prairie Ave, Suite C	520 Main Street	2395 Nevada Ave.	26591 Main Street	310-H/I South 8th Street	353 College Ave

City	Pueblo West	Pueblo	Pueblo	Canon City	Trinidad	Conifer	Colorado Springs	Santa Rosa

State & Zip	CO, 81007	CO, 81003	CO, 81005	CO, 81212	CO, 81082	CO, 80433	CO, 80904	CA, 94501

Beginning	5/27/2014	3/1/2015	10/1/2014	6/1/2014	12/1/2014	6/11/2014	9/1/2015	10/28/2015

Ending	4/30/2020	2/28/2018	9/30/2017	5/31/2017	12/31/2017	4/30/2019	12/31/2020	10/31/2016

Renewal Option	none	month-to-month	agreed upon terms	none	3yrs	month-to-month	64 months	Month-to-month

Square Footage	3300	3300	1800	2500	3000	3000	3360	3300

Monthly rent[1]	$2,100	$1,500	$950	$900	$1,000	$2,400	$2,800	$5,300

1 Some of our leases have increases during the term of the lease. Our Pueblo West rent increases to $2,300 per month in May 2016; our Pueblo Downtown, Southside and Trinidad rent does not increase; our Canon City rent increases to $950 per month in June 2016; our Conifer rent increases to $2,500 per month in May 2016; and our Colorado Springs rent increases to $2,940 per month in November 2017, to $3,080 in November 2018 and to $3,220 in November 2019.

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MANAGEMENT

All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our board of directors and serve at the discretion of the board, subject to applicable employment agreements. The following table sets forth information regarding our executive officers and the members of our board of directors.

Name	Age	Position
Darren Lampert	54	Chief Executive Officer and Director
Michael Salaman	53	President and Director
Irwin Lampert	84	Chief Financial Officer, Secretary and Director
Jason Dawson	38	Chief Operating Officer
Stephen Aiello	54	Director
Jody Kane	35	Director

Darren Lampert has been our Chief Executive Officer and a Director since our inception. Mr. Lampert began his career in 1986 as a founding member of the law firm of Lampert and Lampert, where he concentrated on securities litigation, NASD (now FINRA) compliance and arbitration and corporate finance matters. Mr. Lampert has represented clients in actions and investigations brought before government agencies and self-regulatory bodies. Mr. Lampert has spent the past 15 years working as a portfolio manager and proprietary trader at Schonfeld Securities, Schottenfeld Group, Incremental Capital and Merus capital. Mr. Lampert graduated in 1982 with a Bachelor of Science degree in business administration from Ithaca College. Mr. Lampert received a JD from Bridgeport University School of Law in 1985. Mr. Lampert was admitted to practice law in New York in 1986 and is also admitted to practice before the United States District Courts for the Southern and Eastern Districts of New York. Mr. Lampert also currently holds his FINRA Series 7 securities license.

Michael Salaman has been our President and a Director since our inception. Michael Salaman served as the Chairman of Skinny Nutritional Corp. since January 2002 and as Chief Executive Officer and President of Skinny Nutritional Corp. since June 2010. He also served as Chief Executive Officer of Skinny Nutritional Corp. Skinny Nutritional Corp. filed for Chapter 11 Bankruptcy protection in 2013 and the assets were sold to a private equity firm in March 2014. Mr. Salaman has over 20 years’ experience in the area of start-ups, new product development, distribution and marketing. Mr. Salaman began his business career as Vice President of Business Development for National Media Corp., an infomercial marketing company in the United States from 1985-1993. From 1995-2001, Mr. Salaman started an Internet company called American Interactive Media, Inc., a developer of Web TV set-top boxes and ISP services. In 2002, Mr. Salaman became the principal officer of that entity and directed its operations as a marketing and distribution company and in 2005 focused its efforts in the enhanced water business. Mr. Salaman received a Bachelor of Arts degree in business from Temple University in 1986.

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Irwin Lampert has been our Chief Financial Officer, Secretary and a Director since our inception. Mr. Lampert has been retired for over ten years. Mr. Lampert is a certified public accountant and attorney. He received a B.S. in Accounting from Brooklyn College and LLB from Brooklyn Law School. Irwin Lampert is the father of Darren Lampert.

Jason Dawson has been our Chief Operating Office since June 2014. Mr. Dawson is the founder of Pueblo Hydroponics, which he was the President of from 2008-2014. From 2003-2008, Mr. Dawson was Head of International Sales for Gualala Robotics, Inc. a lighting manufacturer. Mr. Dawson has over 15 years of experience in the gardening and hydroponic industries.

Steven Aiello has been a Director since May 2014. Mr. Aiello was a partner at Jones and Company from 2003-2006. From 2001-2003, Mr. Aiello was a partner at Asset Management and from 1987-2001, he was a partner at Montgomery Securities. Mr. Aiello received a B.A. in Psychology from Ithaca College and an MBA from Fordham University.

Jody Kane has been a Director since May 2014. Mr. Kane has been a Managing Partner at Diamond Bridge Capital from February 2009 through the date of this Prospectus and from 2005-2009, Mr. Kane was an analyst at Sidoti. Mr. Kane graduated from Troy University, with a B.S. in Finance in 2001.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees other than Michael Salaman (see biographical information of Michael Salaman above) has:

● been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

● had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

● been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

● been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

● been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

● been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Board Committees

The Company does not currently maintain a board of directors that is composed of a majority of “independent” directors. The Company does not expect to initially appoint an audit committee, nominating committee and/or compensation committee, or to adopt charters relative to each such committees.

Code of Business Conduct and Ethics

We have not adopted a Code of Business Conduct and Ethics but anticipate doing so following the effectiveness of the registration statement of which this prospectus is a part.

Limitation of Directors Liability and Indemnification

The Colorado Business Corporations Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties.

We do not have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act, although we intend to acquire such insurance. Colorado law and our bylaws provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The indemnification agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The indemnification agreements set forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the indemnification agreements.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by, or paid to our chief executive officer and the three most highly-compensated executive officers (other than the chief executive officer) who were serving as executive officers as of October 30, 2015 for services rendered in all capacities to us for the year ended December 31, 2014. These individuals are our named executive officers for 2015.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Darren Lampert Chief Executive Officer	2014	9,000	0	30,333	0	39,333

Michael Salaman President and Secretary	2014	9,000	0	18,667	0	27,667

Jason Dawson Chief Operating Officer	2014	84,000	0	9,333	0	93,333

Irwin Lampert Chief Financial Officer and Secretary	2014	0	0	18,667	0	18,667

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(1)	Amounts reflect the grant date fair value of option awards granted in 2014 in accordance with Accounting Standards Codification Topic 718. These amounts do not correspond to the actual value that will be recognized by the named executive officers.

(2)	Darren Lampert and Michael Salaman began receiving salary in August 2015. Jason Dawson received compensation for the full 2014 calendar year. It is expected that Irwin Lampert will start receiving compensation January 1, 2016.

Employment and Consulting Agreements

We have entered into employment agreements with Darren Lampert and Michael Salaman, who have each agreed to devote their full time and attention to our business. We have no employment agreement with Irwin Lampert, who has agreed to devote such time to the Company’s business as he deems necessary in his sole discretion. Darren Lampert and Michael Salaman each receive compensation of $100,000 per annum for their full time employment and Irwin Lampert will receive compensation of $3,000 per month for his part-time services commencing January 1, 2016. Additionally, each member of Management may receive a year-end cash bonus and options as determined by our Board of Directors. We have entered into a three year employment agreement with Jason Dawson, our Chief Operating Officer, pursuant to which we pay Mr. Dawson compensation of $84,000 per annum, subject to a 10% increase each January 1 during the term of the agreement. Mr. Dawson will also be entitled to receive 100,000 common shares per year, on each of the anniversary dates of his employment agreement.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options held as of October 30, 2015.

	Option Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)[1]	Option expiration date
Darren Lampert	650,000	216,667	$.66/$.60	March 16, 2019 as to 400,000 options and May 12, 2019 as to 250,000 options
Michael Salaman	400,000	133,334	$.66/$.60	March 6, 2019
Jason Dawson	200,000	66,668	$.66/$.60	March 30, 2019
Irwin Lampert	400,000	133,334	$.66/$.60	March 16, 2019

1 The first $100,000 of options granted to each of the above persons may be deemed to be incentive stock options and are exercisable at a price of $.66 per share. The balance of the options owned by such persons may be deemed to be non-qualified options and are exercisable at a price of $.60 per share.

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2014 Equity Compensation Plan

General

On March 6, 2014 our Board of Directors adopted an Equity Compensation Plan (the “2014 Plan”). The 2014 Plan was approved by the stockholders on March 6, 2014.

The general purpose of the 2014 Plan is to provide an incentive to our employees, directors, consultants and advisors by enabling them to share in the future growth of our business. Our Board of Directors believes that the granting of stock options, restricted stock awards, unrestricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our Company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success.

Our Board of Directors believes that the 2014 Plan will advance our interests by enhancing our ability to (a) attract and retain employees, consultants, directors and advisors who are in a position to make significant contributions to our success; (b) reward our employees, consultants, directors and advisors for these contributions; and (c) encourage employees, consultants, directors and advisors to take into account our long-term interests through ownership of our shares.

Description of the 2014 Equity Incentive Plan

The following description of the principal terms of the 2014 Plan is a summary and is qualified in its entirety by the full text of the 2014 Plan, which is attached as Exhibit 10.5 hereto.

Administration. The 2014 Plan will be administered by our Board of Directors. Our Board of Directors may grant options to purchase shares of our common stock, stock appreciation rights, restricted stock units, restricted or unrestricted shares of our common stock, performance shares, performance units, other cash-based awards and other stock-based awards. The Board of Directors also has broad authority to determine the terms and conditions of each option or other kind of equity award, adopt, amend and rescind rules and regulations for the administration of the 2014 Plan and amend or modify outstanding options, grants and awards. The Board of Directors may delegate authority to the chief executive officer and/or other executive officers to grant options and other awards to employees (other than themselves), subject to applicable law and the 2014 Plan. No options, stock purchase rights or awards may be made under the Plan on or after the ten year anniversary of the adoption of the 2014 Plan by our Board of Directors, but the 2014 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2014 Plan.

Eligibility. Persons eligible to receive options, stock appreciation rights or other awards under the 2014 Plan are those employees, consultants, advisors and directors of our Company and our subsidiaries who, in the opinion of the Board of Directors, are in a position to contribute to our success.

Shares Subject to the 2014 Plan. The aggregate number of shares of common stock available for issuance in connection with options and awards granted under the 2014 Plan is 2,500,000, subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the 2014 Plan with respect to all of those shares. If any option or stock appreciation right granted under the 2014 Plan terminates without having been exercised in full or if any award is forfeited, or if shares of common stock are withheld to cover withholding taxes on options or other awards, the number of shares of common stock as to which such option or award was forfeited, or which were withheld, will be available for future grants under the 2014 Plan. No employee, consultant, advisor or director may receive options or stock appreciation rights relating to more than 1,000,000 shares of our common stock in the aggregate in any calendar year.

Terms and Conditions of Options. Options granted under the 2014 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Board of Directors will determine the exercise price of options granted under the 204 Plan. The exercise price of stock options may not be less than the fair market value, on the date of grant, per share of our common stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

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If on the date of grant the common stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the last trading day before the date of grant. If no such prices are available, the fair market value shall be determined in good faith by the Board of Directors based on the reasonable application of a reasonable valuation method.

No option may be exercisable for more than ten years (five years in the case of an incentive stock option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2014 Plan will be exercisable at such time or times as the Board of Directors prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000. The Board of Directors may, in its discretion, permit a holder of an option to exercise the option before it has otherwise become exercisable, in which case the shares of our common stock issued to the recipient will continue to be subject to the vesting requirements that applied to the option before exercise.

Generally, the option price may be paid (a) in cash or by certified bank check, (b) through delivery of shares of our common stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Board of Directors is also authorized to establish a cashless exercise program and to permit the exercise price (or tax withholding obligations) to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Board of Directors may permit the holder of an option, stock appreciation right or other award to transfer the option, right or other award to immediate family members or a family trust for estate planning purposes. The Board of Directors will determine the extent to which a holder of a stock option may exercise the option following termination of service with us.

Stock Appreciation Rights. The Board of Directors may grant stock appreciation rights independent of or in connection with an option. The Board of Directors will determine the other terms applicable to stock appreciation rights. The exercise price per share of a stock appreciation right will be determined by the Board of Directors, but will not be less than 100% of the fair market value of a share of our common stock on the date of grant, as determined by the Board of Directors. The maximum term of any SAR granted under the 2014 Plan is ten years from the date of grant. Generally, each SAR stock appreciation right will entitle a participant upon exercise to an amount equal to:

●	the excess of the fair market value on the exercise date of one share of our common stock over the exercise price, multiplied by

●	the number of shares of common stock covered by the stock appreciation right.

Payment may be made in shares of our common stock, in cash, or partly in common stock and partly in cash, all as determined by the Board of Directors.

Restricted Stock and Restricted Stock Units. The Board of Directors may award restricted common stock and/or restricted stock units under the 2014 Plan. Restricted stock awards consist of shares of stock that are transferred to a participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock units confer the right to receive shares of our common stock, cash, or a combination of shares and cash, at a future date upon or following the attainment of certain conditions specified by the Board of Directors. The Board of Directors will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units, which may include performance-based conditions. Dividends with respect to restricted stock may be paid to the holder of the shares as and when dividends are paid to stockholders or at the time that the restricted stock vests, as determined by the Board of Directors. Dividend equivalent amounts may be paid with respect to restricted stock units either when cash dividends are paid to stockholders or when the units vest. Unless the Board of Directors determines otherwise, holders of restricted stock will have the right to vote the shares.

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Performance Shares and Performance Units. The Board of Directors may award performance shares and/or performance units under the 2014 Plan. Performance shares and performance units are awards, denominated in either shares or U.S. dollars, which are earned during a specified performance period subject to the attainment of performance criteria, as established by the Board of Directors. The Board of Directors will determine the restrictions and conditions applicable to each award of performance shares and performance units.

Effect of Certain Corporate Transactions. The Board of Directors may, at the time of the grant of an award, provide for the effect of a change in control (as defined in the 2014 Plan) on any award, including (i) accelerating or extending the time periods for exercising, vesting in, or realizing gain from any award, (ii) eliminating or modifying the performance or other conditions of an award, or (iii) providing for the cash settlement of an award for an equivalent cash value, as determined by the Board of Directors. The Board of Directors may, in its discretion and without the need for the consent of any recipient of an award, also take one or more of the following actions contingent upon the occurrence of a change in control: (a) cause any or all outstanding options and stock appreciation rights to become immediately exercisable, in whole or in part; (b) cause any other awards to become non-forfeitable, in whole or in part; (c) cancel any option or stock appreciation right in exchange for a substitute option; (d) cancel any award of restricted stock, restricted stock units, performance shares or performance units in exchange for a similar award of the capital stock of any successor corporation; (e) redeem any restricted stock, restricted stock unit, performance share or performance unit for cash and/or other substitute consideration with a value equal to the fair market value of an unrestricted share of our common stock on the date of the change in control; (f) cancel any option or stock appreciation right in exchange for cash and/or other substitute consideration based on the value of our common stock on the date of the change in control, and cancel any option or stock appreciation right without any payment if its exercise price exceeds the value of our common stock on the date of the change in control; or (g) make such other modifications, adjustments or amendments to outstanding awards as the Board of Directors deems necessary or appropriate.

Amendment, Termination. The Board of Directors may amend the terms of awards in any manner not inconsistent with the 2014 Plan, provided that no amendment shall adversely affect the rights of a participant with respect to an outstanding award without the participant’s consent. In addition, our board of directors may at any time amend, suspend, or terminate the 2014 Plan, provided that (i) no such amendment, suspension or termination shall materially and adversely affect the rights of any participant under any outstanding award without the consent of such participant and (ii) to the extent necessary to comply with any applicable law or stock exchange rule, the 2014 Plan requires us to obtain stockholder consent. Stockholder approval is required for any plan amendment that increases the number of shares of common stock available for issuance under the 2014 Plan or changes the persons or classes of persons eligible to receive awards.

Tax Withholding

As and when appropriate, we shall have the right to require each optionee purchasing shares of common stock and each grantee receiving an award of shares of common stock under the 2014 Plan to pay any federal, state or local taxes required by law to be withheld.

Option Grants and Stock Awards

The grant of options and other awards under the 2014 Plan is discretionary, and we cannot determine now the specific number or type of options or awards to be granted in the future to any particular person or group.

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PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of common stock beneficially owned as of October 30, 2015 by:

●	each of our stockholders who is known by us to beneficially own 5% or more of our common stock;

●	each of our executive officers;

●	each of our directors; and

●	all of our directors and current executive officers as a group.

Beneficial ownership is determined based on the rules and regulations of the Commission. A person has beneficial ownership of shares if such individual has the power to vote and/or dispose of shares. This power may be sole or shared and direct or indirect. Applicable percentage ownership in the following table is based on 8,967,834 shares outstanding as of October 30, 2015. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to options or warrants held by that person and exercisable as of, or within 60 days of, October 30, 2015. These shares, however, are not counted as outstanding for the purposes of computing the percentage ownership of any other person(s). Except as may be indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and dispositive power with respect to the shares of common stock set forth opposite that person’s name. Unless indicated below, the address of each individual listed below is c/o GrowGeneration Corp.. 503 North Main Street, Pueblo, Colorado 81003.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Michael Salaman	2,266,400	[1]	24.54%
Darren Lampert	2,182,900	[1]	23.22%
Irwin Lampert	1,516,400	[1]	16.42%
Jason Dawson	233,320	[1]	2.56%
Jody Kane	100,000	1 2	*
Stephen Aiello	100,000	1 2	*
All Officers and Directors (6)	6,399,020		66.74%

* Less than 1%

1 Includes 266,400 options issued to Michael Salaman, 432,900 options issued to Darren Lampert, 266,400 options issued to Irwin Lampert; 133,320 options issued to Jason Dawson, 50,000 options issued to Stephen Aiello and 50,000 options issued to Jody Kane under our 2014 Equity Incentive Plan. The first $100,000 of options issued to each of the above persons are intended to be ISOs and are exercisable at a price of $.66 per share. The balance of the options are NSOs and are exercisable at a price of $.60 per share.

2 Represents 50,000 shares of common stock purchased in the Company’s 2014 Private Placements at $.60 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since March 5, 2014 (inception), to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation and indemnification arrangements for our named executive officers and directors are described in the section entitled “Executive and Director Compensation.”

GrowGeneration Corp. was formed as a Colorado corporation on March 5, 2014. On March 6, 2014 the corporation adopted the 2014 Equity Inceptive Plan. To date, we have issued 650,000 options to our CEO, Darren Lampert; 400,000 options to our CFO, Irwin Lampert; 400,000 options to our President Michael Salaman; 200,000 options to our COO, Jason Dawson; 50,000 options to our director Jody Kane; 50,000 options to our director Steve Aiello, and 25,000 options to our employees. All of the options issued to date are exercisable at prices between $.60 and $.66 per share.

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On March 15, 2014 we entered into an agreement to acquire the assets of a retail chain comprising of four stores in Southern Colorado operating under the name of Pueblo Hydroponics and Organics. On May 29, 2014, our wholly-owned subsidiary, GrowGeneration Colorado Corp., a Colorado corporation, completed the acquisition of the assets of Southern Colorado Garden Supply Corp. (d/b/a Pueblo Hydroponics and Organics). The purchase price was $499,976, consisting of $243,000 in goodwill and $273,000 in inventory, $35,000 in fixed assets, $5,286 in accounts receivable and $1,320 in prepaid expenses offset by $57,275 in accounts payable and $355 in customer deposits.

On February 15,2015, we opened our first non-acquired GrowGeneration store in Trinidad, Co. This store is 3,000 square feet and was initially stocked with $100,000 in inventory. Our lease obligation is $1,000 per month for the next 3 years.

In April, 2015, we acquired approximately $30,000 of inventory at cost from Green Growers, Inc., a retail store located in the state of Colorado. In connection therewith, we engaged the CEO of Green Growers, Inc. as a sales consultant for a period of two years. We will pay this individual a base fee of $1,200 per month during the first year and $600 per month during the second year of his consulting agreement, together with incentive compensation for any new business he generates, in an amount equal to 25% of the gross profit on all such goods and services that he generates. We also issued this consultant 10,000 five (5) year options, exercisable at a price of $.66 per share, as additional compensation under his consulting agreement.

In June 2015, we acquired approximately $68,000 of inventory at cost from Happy Grow Lucky, Inc., a retail store located in Conifer, Co. In connection therewith, we engaged the 2 principals as sales consultants for a period of one year. We will pay each sales consultant $420 per month, together with incentive compensation for any new business they generate, in an amount equal to 25% of the gross profit on all such goods and services that they generate. In addition, we executed a new 3 year lease for the premises in Conifer, Co. at a rate of $2400 per month.

On September 1, 2015, we signed a 5 year lease, at a rate of $ 3780 to open our Colorado Springs store.

On October 8, 2015, we completed an inventory purchase of approximately $169,000 of inventory at cost from Sweet Leaf Hydroponics Inc., a retail store located in Santa Rosa, Ca. In connection therewith, we are engaging one of the principals as a sales consultant for a period of one year and we will be signing a one year lease, with a three year option.

2014 Private Placements

Between March and April 2015, we raised $780,000 from the sale of 1,300,000 shares of our common stock to twenty (20) investors, at a price of $.60 per share. All securities sold in the 2014 Private Placements were arranged by officers and directors and no commissions or other remuneration was paid to any person in connection with such sales.

2015 Private Placement

On March 12, 2015 we entered into an agreement with Cavu Securities LLC, a FINRA Member broker dealer (“Cavu”), pursuant to which we engaged Cavu on a non-exclusive basis to act as our lead placement agent for the sale of up to $4,200,000 of our Units. Each Unit was offered at a price of $.70 per Unit. Each Unit consisted of (i) one share of our common stock and (ii) one 5 year warrant to purchase one share of Common Stock at an exercise price of $0.70 per share. The Units were offered and sold on a “best-effort” basis. We sold a total of 2,465,001 Units in the 2015 Private Placement and realized gross proceeds of $1,725,501. We paid Cavu total compensation for its services of (i) $73,295 in commissions; (ii) five-year warrants (the “Placement Agent Warrants”) to purchase 142,800 shares of our common stock, at an exercise price equal to $0.70 per share; and (iii) 77,833 shares of our common stock.

We have agreed to indemnify Cavu to the fullest extent permitted by law, against certain liabilities that may be incurred in connection with the 2015 Private Placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments such FINRA Members may be required to make in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Placement Agent, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements provide for indemnification against expenses, judgments, fines and penalties actually and reasonably incurred by an indemnitee in connection with threatened, pending or completed actions, suits or other proceedings, subject to certain limitations. The indemnification agreements also provide for the advancement of expenses in connection with a proceeding prior to a final, nonappealable judgment or other adjudication, provided that the indemnitee provides an undertaking to repay to us any amounts advanced if the indemnitee is ultimately found not to be entitled to indemnification by us. The indemnification agreement set forth procedures for making and responding to a request for indemnification or advancement of expenses, as well as dispute resolution procedures that will apply to any dispute between us and an indemnitee arising under the Indemnification Agreements.

DESCRIPTION OF CAPITAL STOCK

Our current Certificate of Incorporation authorizes us to issue:

●	100,000,000 shares of common stock, par value $0.001 per share.

As of October 30, 2015, there were 8,967,834 shares of common stock outstanding. The number of shares of common stock outstanding as of October 30, 2015 does not include (i) 2,465,001 shares of common stock issuable upon the exercise of warrants; (ii) shares of our common stock issuable upon the exercise of 1,780,000 outstanding stock options; and (iii) 142,800 warrants issued to the Placement Agent in connection with our 2015 Private Placement pursuant to which it can acquire 142,800 shares of our common stock at a purchase price of $.70 per share.

The following statements are summaries only of the material provisions of our authorized capital stock and are qualified in their entirety by reference to our Certificate of Incorporation, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends. The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board of Directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

Liquidation Rights. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the common stock).

Conversion Rights. The holders of our common stock have no conversion rights.

Preemptive and Similar Rights. The holders of our common stock have no preemptive or similar rights.

Redemption/Put Rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

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Transfer Restrictions. Shares of our common stock are subject to transfer restrictions. See “Restrictions on the Transfer of Securities.”

Warrants

As of October 30, 2015, we had outstanding warrants to purchase an aggregate of 2,607,801 shares of common stock at an exercise price of $.70 per share (inclusive of 142,800 options issued to the Placement Agent in connection with the 2015 Private Placement).

Each Warrant entitles the holder to purchase one share of Common Stock at a purchase price of $0.70 during the five (5) year period commencing on the issuance of the Warrants. The exercise price and number of shares of Common Stock issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of Common Stock to be issued to the Warrant holder. Each Warrant may be redeemed by the Company at any time, following a period of any 20 of the 30 consecutive trading days in which the closing sales price of the Common Stock equals or exceeds 150% the then exercise price of the Warrant, on notice to the holder and at a redemption price of $0.001 per warrant share; provided the resale of the Warrant Shares has been registered under the Securities Act or are otherwise freely tradable. Such notice shall specify, among other things, that payment of the redemption price will be made upon surrender of the Warrant, and that if the Warrant is not exercised by the close of business on the date fixed for redemption, which shall be not less than 30 days prior to the date fixed for redemption, the exercise rights of the Warrant shall expire unless extended by the Company.

Options

As of October 30, 2015, we had outstanding options to purchase an aggregate of 1,780,000 shares of our common stock with exercise prices ranging from $0.60 to $.66 per share.

Registration Rights

In connection with the 2014 Private Placements and the 2015 Private Placement, we granted registration rights to the private placement investors, wherein we agreed to file a registration statement covering the resale of the shares of common stock and the shares of common stock underlying the warrants (issued in the 2015 Private Placement). We are have agreed to use commercially reasonable efforts to have the registration statement declared effective within ninety (90) days after the registration statement is filed (the "Effectiveness Deadline").

We shall keep the registration statement “evergreen” for one (1) year from the date it is declared effective by the Commission or until Rule 144 of the Securities Act is available to the holders of registrable securities purchased in the 2014 Private Placements and the 2015 Private Placement with respect to all of their shares, whichever is earlier. We will pay all costs and expenses incurred by us in complying with our obligations to file registration statements pursuant to the registration rights agreement.

Transfer Agent and Registrar

VStock is the transfer agent and registrar for our common stock.

Quotation of Securities

We intend to seek to have a broker-dealer file a Form 211 in order to have our common stock quoted on the OTC Bulletin Board and/or OTCQB. It is anticipated that our common stock will be quoted on the OTC Bulletin Board and/or OTCQB on or promptly after the date of this prospectus, provided, however, that is no assurance that our common stock will actually be approved and quoted on the OTC Bulletin Board or OTCQB.

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SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after the offering.

All of the selling stockholders received their securities in: (i) our formation, (ii) 2014 Private Placements; and/or (iii) the 2015 Private Placement, in each case prior to the initial filing date of the registration statement of which this Prospectus is a part. We believe that the selling stockholders have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them unless otherwise indicated. We believe that all securities purchased by broker-dealers or affiliates of broker-dealers were purchased by such persons and entities in the ordinary course of business and at the time of purchase, such purchasers did not have any agreements or understandings, directly or indirectly, with any person to distribute such securities.

The percent of beneficial ownership for the selling stockholders is based on 8,967,834 shares of common stock outstanding as of the date of this prospectus. Warrants to purchase shares of our common stock held by certain investors that are currently exercisable or exercisable within 60 days of the date of this prospectus are considered outstanding and beneficially owned by such investors for the purpose of computing the percentage ownership of their respective percentage ownership but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder. Unless otherwise stated below, to our knowledge, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.

Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days, including upon exercise of warrants to purchase shares of our common stock.

The shares of common stock being offered pursuant to this prospectus may be offered for sale from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling stockholders. After the date of effectiveness, the selling stockholders may have sold or transferred, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock.

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Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares Beneficially				Shares Beneficially
	Owned as of the date of			Shares	Owned After the
	this Prospectus(1)			Offered by	Offering(1)(2)
Name of Selling Stockholder	Number Shares	Warrants	Percent	this Prospectus(1)	Number	Percent
Darryl H. Aarons	50,000			50,000	0	0
Aiello Family Trust	50,000			50,000	0	0
Jan Arnett	50,000			50,000	0	0
Clifford Berger	50,000			50,000	0	0
David Cohen	100,000			100,000	0	0
William B. Deakins	100,000			100,000	0	0
Vivek R. Dave	50,000			50,000	0	0
Shawn German	50,000			50,000	0	0
Kelly John Frederick	50,000			50,000	0	0
Kurt Hughes	50,000			50,000	0	0
Jody Kane	50,000			50,000	0	0
Jonathan Lichter	50,000			50,000	0	0
Kevin F. McGrath	175,000	50,000		225,000	0	0
Myron Perlstein	50,000			50,000	0	0
Jonathan Rahn	50,000			50,000	0	0
Steven Rosen	50,000			50,000	0	0
Steven Salaman	100,000			100,000	0	0
John Maher	100,000			100,000	0	0
Barbara Lampert	50,000			50,000	0	0
Mark Berger	75,000			75,000	0	0
Robert Ayerle	265,000	265,000		530,000	0	0
Stephen Siegel	265,000	265,000		530,000	0	0
Robert Donnelly	265,000	265,000		530,000	0	0
Steven and Kathleen Salvo	50,000	50,000		100,000	0	0
David Patterson	50,000	50,000		100,000	0	0
Neil Druks	100,000	100,000		200,000	0	0
Ben Nickolls	125,000	125,000		250,000	0	0
John Nickoll Martial Trust	205,000	205,000		410,000	0	0
Rocco Basile	50,000	50,000		100,000	0	0
Daniel Waldman	142,858	142,858		285,716	0	0
Christine Armstrong	70,000	70,000		140,000	0	0
Brett Nesland	100,000	100,000		200,000	0	0
Don Stangel	100,000	100,000		200,000	0	0
Roger Lobo	35,714	35,714		71,428	0	0
Don Allon	50,000	50,000		100,000	0	0
Robert Yosaitis	214,286	214,286		428,572	0	0
Ron Rech	100,000	100,000		200,000	0	0
Ray Klein	71,429	71,429		142,858	0	0
JJS Associates,LP	100,000	100,000		200,000	0	0
Mitchell Baruchowitz	20,000	20,000		40,000	0	0
Andrew Fox	35,714	35,714		71,428	0	0

Total	3,765,001	2,465,001		6,230,001	0	0

* Less than 1%.

(1) Share numbers include shares underlying warrants held by the selling stockholder.

(2)Assumes the sale of all shares offered pursuant to this prospectus.

(3) Share numbers include shares of common stock issuable upon exercise of options that are exercisable within sixty days of October 30, 2015.

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PLAN OF DISTRIBUTION

The selling stockholders, which term as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.

The selling stockholders may sell some or all of their shares at a fixed price of $.60 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board and/or OTCQB Market, shareholders may sell their shares in private transactions to other individuals.

Our common stock is not listed or traded on any public exchange, and we have not applied for listing or quotation on any exchange. We are seeking sponsorship for the quotation of our common stock on the OTC Bulletin Board and/or OTCQB Market. In order to be quoted on the OTC Bulletin Board and/or OTCQB Market, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. There is further no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained. In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	privately negotiated transactions;

●	short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such beneficial owner before the offering; (4) the amount to be offered for the beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such beneficial owner after the offering is complete.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, provided, however, we will receive proceeds from the exercise of the warrants held by certain investors.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents, or their affiliates, that participate in the sale of the common stock or interests therein are “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

38

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market on which our common stock is traded. Among other matters, in order for our common stock to become OTCBB/OTCQB eligible, a FINRA-member broker/dealer must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this prospectus, the Form 211 has not been filed with FINRA. There is no assurance that our common stock will be included on the OTCBB/OTCQB.

The shares of common stock registered hereby can be sold by selling stockholders at a fixed price of $.60 per share until our shares are quoted on the OTC Bulletin Board and/or OTCQB Market and thereafter at prevailing market prices or privately negotiated prices. We determined such fixed price based on the highest price at which shares of our common stock were sold in our previous private placements.

We can offer no assurance that an active public market in our shares will develop or be sustained. Future sales of substantial amounts of our shares in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Holders

As of the date of this prospectus, there are 52 record holders of our common stock.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Robinson & Cole, LLP.

EXPERTS

The consolidated financial statements of GrowGeneration Corp. appearing in this prospectus and related registration statement have been audited by Connolly Grady & Cha, LLP, an independent registered public accounting firm, as set forth in their report thereon and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified to the fullest extent permitted under Colorado law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

39

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the office of the SEC at the Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the Public Reference Section of the SEC at such address. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Contemporaneously with the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, and other information with the Securities and Exchange Commission. You will be able to inspect and copy such periodic reports, and other information at the SEC’s public reference room, and the web site of the SEC referred to above.

40

GROWGENERATION, CORP.

F-1

GrowGeneration Corp

and Subsidiary

Consolidated Financial Statements

September 30, 2015

(Unaudited)

F-2

GrowGeneration Corp and Subsidiary

September 30, 2015

F-3

GrowGeneration Corp and Subsidiary

Consolidated Balance Sheet

September 30, 2015

Unaudited

Assets

Current Assets
Cash and cash equivalents	$475,261
Accounts receivable, net of allowance of $2,887	22,544
Employee advances	5,671
Inventory	992,825
Prepaid expenses	11,387
Total Current Assets	1,507,688

Fixed Assets
Furniture and equipment	182,435
Accumulated depreciation	(13,076)
Total Fixed Assets, Net	169,359

Other Assets
Deferred income taxes	116,862
Security deposits	21,930
Goodwill	210,600
Total Other Assets	349,392

Total Assets	$2,026,439

Liabilities and Stockholders’ Equity

Current Liabilities
Current maturities of long-term debt	$5,986
Accounts payable	242,639
Short term borrowings	1,540
Customer deposits	3,070
Payroll liabilities	38,636
Sales tax payable	17,582
Total Current Liabilities	309,453

Long-Term Debt – net of current portion	19,408

Stockholders’ Equity
Common stock .001 par value, 100,000,000 shares authorized: 7,671,428 shares issued and outstanding at September 30, 2015	7,671
Additional paid in capital	1,920,912
Retained deficit	(231,005)
Total Equity	$1,697,578

Total Liabilities and Stockholders’ Equity	$2,026,439

See notes to unaudited consolidated financial statements.

F-4

GrowGeneration Corp and Subsidiary

Consolidated Statement of Operations

For the Nine Months Ended September 30, 2015

Unaudited

Revenues
Sales	$2,330,773
Cost of sales	(1,503,339)

Gross profit	827,434

Expenses
Advertising and promotion	25,469
Alarm and security	2,335
Amortization	18,225
Automobile expenses	10,261
Bad debt	1,369
Bank service charges	5,023
Cash (over) short	(866)
Credit card fees	18,542
Computer and internet expenses	10,271
Depreciation expense	9,507
Insurance expense	5,724
License and permits	513
Meals and entertainment	12,953
Office supplies	10,312
Officer salary	126,500
Payroll, payroll tax and benefits	318,952
Postage and delivery	747
Professional fees	113,346
Rent expense	64,050
Repairs and maintenance	3,397
Stock compensation	75,000
Stock option compensation	64,750
Supplies	3,949
Telephone expense	9,672
Travel expense	25,116
Utilities	22,823
Total Expense	957,940

Net (loss) from operations	(130,506)

Other Income (Expense)
Start up costs	(11,220)
Interest	(2,311)
Total other income (expense)	(13,531)

Net (Loss) before income taxes	(144,037)

Income Tax Benefit	47,903

Net Loss	($96,134)

Loss per common share	(.01)

See notes to unaudited consolidated financial statements.

F-5

GrowGeneration Corp and Subsidiary

Consolidated Statement of Cash Flows

For the Nine Months Ended September 30, 2015

Unaudited

Cash Flows from Operating Activities:
Net (loss)	($96,134)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	9,507
Amortization of Goodwill	18,225
Deferred income taxes	(47,903)
Stock compensation	75,000
Stock option compensation	64,750
(Increase) decrease in:
Accounts receivable	(13,846)
Employee advances	(5,671)
Inventory	(646,541)
Prepaid expenses	(5,517)
Security deposits	(13,840)
Increase (decrease) in:
Accounts payable	74,874
Customer deposits	(5,180)
Payroll liabilities	21,629
Sales tax payable	8,296
Net Cash Flow (Used In) Operating Activities	(562,351)

Cash Flows from Investing Activities:
Acquisition of furniture and equipment	(144,911)
Net Cash Flow (Used In) Investing Activities	(144,911)

Cash Flows from Financing Activities:
Payment on short term borrowing	(5,930)
Proceeds (payments) from long-term debt, net	25,394
Issuance of common stock	1,052,500
Net Cash Flow Provided by Financing Activities	1,071,964

Net Increase in Cash and Cash Equivalents	364,702

Cash and Cash Equivalents at Beginning of Year	110,559

Cash and Cash Equivalents at End of Year	$475,261

Supplemental Information:
Interest paid during the year	$1,951
Taxes paid during the year	$-0-

See notes to unaudited consolidated financial statements.

F-6

GrowGeneration Corp and Subsidiary

Consolidated Statement of Changes in Stockholders’ Equity

For the Nine Months Ended September 30, 2015

Unaudited

	Common Stock		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Capital	Earnings	Equity

Balances, December 31, 2014	6,000,000	6,000	730,333	(134,871)	601,462

Issuance of common stock at $.60 per share	300,000	300	179,700		180,000

Issuance of common stock at $.70 per share	1,246,428	1,246	871,254		872,500

Stock option expense			64,750		64,750

Stock compensation at $.60 per share	125,000	125	74,875		75,000

Net (loss)				(96,134)	(96,134)

Balances, September 30, 2015	7,671,428	$7,671	$1,920,912	($231,005)	$1,697,578

See notes to unaudited consolidated financial statements.

F-7

GrowGeneration Corp and Subsidiary

Notes to the Unaudited Consolidated Financial Statements

September 30, 2015

1.	NATURE OF OPERATIONS

GrowGeneration Corp (the “Company”) was incorporated on March 6, 2014 in Colorado under the name of Easylife Corp and changed its name to GrowGeneration Corp. It maintains its principal office in Pueblo, Colorado.

GrowGeneration Corp is engaged in the business of owning and operating retail hydroponic and organic specialty gardening retail stores through wholly owned subsidiary. It currently owns GrowGeneration Pueblo Corp which purchased 4 retail hydroponic stores in Pueblo and Canon City, Colorado on May 30, 2014. The Company is actively engaged in seeking to acquire additional hydroponic retail stores.

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to September 30, 2015, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company’s financial statements are prepared on the accrual method of accounting. The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP). The consolidated financial statements of the Company include the accounts of GrowGeneration Pueblo Corp. Intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

Revenue Recognition

Revenue on product sales is recognized upon delivery or shipment. Customer deposits/layaway sales are not reported as income unit final payment is received and the merchandise is delivered.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from balances outstanding at year-end. Based on the Company's assessment of the credit history with customers having outstanding balances and current relationships with them. At September 30, 2015, the Company established an allowance for doubtful accounts of $2,887.

F-8

GrowGeneration Corp and Subsidiary

Notes to the Unaudited Consolidated Financial Statements

September 30, 2015

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Expenditures for maintenance and repairs are charged against operations. Renewals and betterment that materially extend the life of the asset are capitalized. Depreciation of property and equipment is provided on the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Estimated Lives
Vehicle	5 years
Furniture and fixtures	5-7 years
Computers and equipment	3-5 years
Leasehold improvements	10 years

For federal income tax purposes, depreciation is computed using the accelerated cost recovery system and the modified accelerated cost recovery system.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to depreciation of property and equipment, reserve for obsolete inventory and bed debt. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB ASC 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. The Company’s tax returns are subject to tax examinations by U.S. federal and state authorities until respective statute of limitation. Currently, the 2014 tax year is open and subject to examination by taxing authorities. However, the Company is not currently under audit nor has the Company been contacted by any of the taxing authorities. The Company does not have any accruals for uncertain tax positions as of September 30, 2015. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

Presentation of Sales Taxes

The Company is required to collect sales tax for the State of Colorado, City of Pueblo, City of Canon City, Pueblo County and Fremont County, ranging from 3.9% to 7.4% on the Company's sales to nonexempt customers. The Company collects that sales tax from customers and remits the entire amount to the corresponding taxing authorities. The Company's accounting policy is to exclude the tax collected and remitted from revenue and cost of sales.

F-9

GrowGeneration Corp and Subsidiary

Notes to the Unaudited Consolidated Financial Statements

September 30, 2015

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses all advertising and promotional costs when incurred. Advertising and promotional expenses for the period ended September 30, 2015 amounted to $25,469.

Freight and Shipping

It is the Company's policy to classify freight and shipping costs as part of cost of sales. Total freight and shipping costs for the nine months ended September 30, 2015 was $13,419.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all unrestricted highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.

Goodwill

Goodwill represents the excess of acquisition costs over the fair value of net tangible and intangible assets acquired in connection with an acquisition. The Company accounts for goodwill in accordance with the provisions of FASB Accounting Standards Update (ASU) 2014-02, Intangibles – Goodwill and Other (Topic 350) Accounting for Goodwill. The carrying value of goodwill is tested for impairment at least annually and goodwill is amortized over 10 years.

Inventory

Inventory consists primarily of gardening supplies and materials and is recorded at the lower of cost (first-in, first-out method) or market.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which provides guidance for revenue recognition. ASU 2014-09 will supersede and replace nearly all existing U.S. GAAP revenue recognition guidance. ASU 2014-09 establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point of time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. The guidance in ASU 2014-09 is effective for public entities for annual reporting periods beginning after December 15, 2016. Non public entities are required to apply the guidance for annual periods beginning after December 15, 2017. Early application is not permitted for public entities. The Company is currently evaluating the impact the adoption of ASU 2014-09 will have on the Company's financial statements and disclosures.

F-10

GrowGeneration Corp and Subsidiary

Notes to the Unaudited Consolidated Financial Statements

September 30, 2015

4.	LEASE COMMITMENTS

The Company leases its store facilities under operating leases ranging from $850 to $2,400 per month. The following is a schedule of future minimum rental payments required under the term of the operating leases as of September 30, 2015:

Year Ending December 31,	Amount
2015 (3 months)	$26,500
2016	153,510
2017	147,740
2018	111,120
2019	93,500
Thereafter	52,800
$585,170

Rent expense under all operating leases for the nine months ended September 30, 2015 was $64,050.

5.	OTHER COMMITMENTS

Effective May 2014, the Company entered into employment agreements with 2 shareholders of the Company. The agreements require payment of monthly wages and benefits. The maximum compensation for wages under these agreements is approximately $200,000. These agreements expire May 2017.

Effective May 2015, the Company entered into a 2 year consulting agreement with an individual. The agreement requires payment of $1,200 per month for the first year and $600 per month for the second year, together with incentive compensation for any new business generated in an amount equal to 25% gross profit on all such business.

Effective June 2015, the Company entered into a 1 year consulting agreement with two individuals. The agreement requires for each consultant payment of $420 per month together with incentive compensation for any new business generated in an amount equal to 25% gross profit on such business.

6.	INCOME TAXES

The Company is subject to federal income tax and Colorado and New York state income tax.

The Company and subsidiaries file a consolidated federal income tax return. The Company’s consolidated provision for income taxes for the nine months ended September 30, 2015 consists of the following:

F-11

GrowGeneration Corp and Subsidiary

Notes to the Unaudited Consolidated Financial Statements

September 30, 2015

6.	INCOME TAXES (Continued)

Income Tax Expense (benefit)

Current federal tax expense
Federal	$-0-
State	-0-
Deferred tax (benefit)
Federal	(41,009)
State	(6,894)

Total	($47,903)

The consolidated provision for income taxes for the nine months ended September 30, 2015 differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

Expected federal tax provision (benefit) at 30% rate.	($43,211)
Meals and entertainment	2,202
State income tax	(6,894)
Total income tax (benefit)	($47,903)

Effective tax rate (benefit)	(33.3%)

A summary of deferred tax assets and liabilities as of September 30, 2015 is as follows:

Deferred tax assets:
Reserve for inventory obsolescence	$4,675
Reserve for bad debt	1,000
Stock option compensation	51,912
Federal tax loss carryforward	54,635
State tax loss carryforward	9,105
Total deferred tax assets	121,327

Deferred tax liabilities:
Accumulated depreciation and amortization	(4,465)

Total deferred tax liabilities	(4,465)

NET DEFERRED TAX ASSETS	$116,862

As of September 30, 2015, the Company had approximately $182,115 federal and state net operating loss carryforwards, which result in a deferred tax asset of $63,740, expiring in 2034 and 2035.

F-12

GrowGeneration Corp and Subsidiary

Notes to the Unaudited Consolidated Financial Statements

September 30, 2015

7.	LONG-TERM DEBT

Long-term debt consists of the following at September 30, 2015:

Note payable to Hitachi Capital America Corp. secured by equipment payable in 48 monthly payments of $631.13 including interest at 7% payable through July 2019	$25,394
Less current	5,986
$19,408

Future maturities of long-term debt for the period ended September 30 is as follows:

2016	$5,986
2017	6,418
2018	6,882
2019	6,108

$25,394

8.	STOCK OPTIONS

On March 6, 2014, the Company’s Board of Directors (the “Board”) approved the 2014 Equity Incentive stock plan pursuant to which the Company may grant incentive and non-statutory options to employees, nonemployee members of the Board, consultants and other independent advisors who provide services to the Corporation. The maximum shares of common stock which may be issued over the term of the plan shall not exceed 2,500,000 shares. Awards under this plan are made by the Board or a committee of the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to holders of 10% or more of the Company’s common stock which is required to be issued at a price not less than 110% of the fair market value on the day of the grant. Each option is exercisable at such time or times, during such period and for such numbers of shares shall be determined by the Plan Administrator. However, no option shall have a term in excess of 5 years from the date of grant.

On March 6, 2014, the Company issued 650,000 options to its CEO, Darren Lampert, issued 400,000 options to its CFO, Irwin Lampert, issued 400,000 options to its President, Michael Salaman and issued 200,000 options to its COO, Jason Dawson exercisable at prices between $.60 and $.66 per share. On May 12, 2014, the Company issued 50,000 options to its director, Jody Kane and on May 14, 2014, the Company issued 50,000 options to its director, Steve Aiello, exercisable at prices between $.60 and $.66 per share. On July 7, 2014, the Company issued 100,000 options to 8 of its employees, exercisable at prices between $.60 and $.66 per share. The optionsvest 1/3 immediately, 1/3 one year after date of issuance and 1/3 two years after date of issuance. On April 2015, the Company issued 10,000 options to a consultant exercisable at $.60 per share. The options vest over a five year period. Compensation expense recorded for the nine months ended September 30, 2015 was $64,750.

F-13

GrowGeneration Corp and Subsidiary

Notes to the Unaudited Consolidated Financial Statements

September 30, 2015

9.	STOCKHOLDERS’ EQUITY

Common Stock

There are currently 7,671,428 shares of .001 par value common stock issued and outstanding. Five million shares were issued to its founders on the formation of the company. 1,300,000 shares were issued at 60 cents per share to 20 individuals in a private placement which was completed on May 29, 2015. 1,246,428 shares were issued at 70 cents as of September 30, 2015 and 125,000 shares were issued to employees at September 30, 2015.

10.	EARNINGS PER SHARE

The following table sets forth the composition of the weighted average shares (denominator) used in the basic and dilutive earnings per share computation for nine months ended September 30, 2015.

Net Loss	($96,134)

Weighted average share outstanding basic	6,723,810
Effect of dilutive common stock equivalents
Adjusted weighted average shares outstanding – dilutive	6,723,810

Basic loss per share	($.01)
Dilutive loss per share	($.01)

The effect of the 1,850,000 stock option outstanding as of September 30, 2015 is antidilutive and therefore not presented in the above table.

11.	SUBSEQUENT EVENTS

On September 25, 2015 the Company formed GrowGeneration California Corp. to own its California based operations.

On October 28, 2015, GrowGeneration California Corp acquired the inventory and fixed assets of an existing store for $194,000 and began operating its eighth store in Santa Rosa, California. The store is approximately 3,000 square feet.

On October 31, 2015, the Company closed on the 2015 private placement to which they sold 2,465,001 units to 25 accredited investors at a price of $.70 per unit, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $.70 per share. The warrants have a five year life for gross proceeds of $1,725,500.

F-14

GrowGeneration Corp
and Subsidiary

Consolidated Financial Statements

From Inception March 6, 2014
Through December 31, 2014

F-15

GrowGeneration Corp and Subsidiary
December 31, 2014

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

GrowGeneration Corp

503 N. Main Street – Suite 740

Pueblo, Colorado 81003

We have audited the accompanying consolidated balance sheet of GrowGeneration Corp and Subsidiary as of December 31, 2014, and the related statements of operations, comprehensive income, stockholders’ equity, and cash flows for the period from inception March 6, 2014 through December 31, 2014. GrowGeneration Corp’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes, examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GrowGeneration Corp and Subsidiary as of December 31, 2014, and the results of its operations and its cash flows for the initial period then ended, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

Philadelphia, Pennsylvania

August 7, 2015

F-17

GrowGeneration Corp and Subsidiary

Consolidated Balance Sheet

December 31, 2014

Assets

Current Assets
Cash and cash equivalents	$110,559
Accounts receivable, net of allowance of $2,887	8,698
Inventory	346,284
Prepaid expenses	5,870
Total Current Assets	471,411

Fixed Assets
Furniture and equipment	37,524
Accumulated depreciation	(3,569)
Total Fixed Assets, Net	33,955

Other Assets
Deferred income taxes	68,959
Security deposits	8,090
Goodwill	228,825
Total Other Assets	305,874
Total Assets	$811,240

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$167,765
Short term borrowings	7,470
Customer deposits	8,250
Payroll liabilities	17,007
Sales tax payable	9,286
Total Current Liabilities	209,778

Stockholders’ Equity
Common stock .001 par value, 100,000,000 shares authorized:
6,000,000 shares issued and outstanding at December 31, 2014	6,000
Additional paid in capital	730,333
Retained earnings	(134,871)
Total Equity	$601,462

Total Liabilities and Stockholders’ Equity	$811,240

See accompanying notes to consolidated financial statements.

F-18

GrowGeneration Corp and Subsidiary

Consolidated Statement of Operations

From Inception March 6, 2014 through December 31, 2014

Revenues
Sales	$1,202,366
Cost of sales	(809,039)
Gross profit	393,327
Expenses
Advertising and promotion	16,189
Alarm and security	1,556
Amortization	14,175
Automobile expenses	5,950
Bad debt	2,887
Bank service charges	2,569
Cash (over) short	(277)
Credit card fees	14,622
Computer and internet expenses	1,711
Depreciation expense	3,569
Insurance expense	4,459
License and permits	2,128
Meals and entertainment	9,398
Office supplies	9,422
Payroll, payroll tax and benefits	216,478
Postage and delivery	244
Professional fees	107,085
Rent expense	33,975
Repairs and maintenance	1,065
Stock option compensation	86,333
Supplies	1,094
Telephone expense	4,738
Travel expense	44,302
Uniforms	1,053
Utilities	12,432
Total Expense	597,157

Net (loss) before income tax benefit	(203,830)

Income tax benefit	68,959

Net (Loss)	($134,871)
Loss per share
Basic	($.02)
Diluted	($.02)

Average shares outstanding
Basic	6,000,000
Diluted	6,000,000

See accompanying notes to consolidated financial statements.

F-19

GrowGeneration Corp and Subsidiary

Consolidated Statement of Cash Flows

From Inception March 6, 2014 through December 31, 2014

Cash Flows from Operating Activities:
Net (loss)	($134,871)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	3,569
Amortization of Goodwill	14,175
Bad debt expense	2,887
Deferred income taxes	(68,959)
Inventory market value reserve	13,500
Stock option compensation	86,333
(Increase) decrease in:
Accounts receivable	(11,585)
Inventory	(359,784)
Prepaid expenses	(5,870)
Security deposits	(8,090)
Increase (decrease) in:
Accounts payable	167,765
Customer deposits	8,250
Payroll liabilities	17,007
Sales tax payable	9,286
Net Cash Flow (Used In) Operating Activities	(266,387)

Cash Flows from Investing Activities:
Acquisition of furniture and equipment	(37,524)
Acquisition of goodwill	(243,000)
Net Cash Flow (Used In) Investing Activities	(280,524)

Cash Flows from Financing Activities:
Short term borrowings	7,470
Issuance of common stock	650,000
Net Cash Flow Provided by Financing Activities	657,470

Net Increase in Cash and Cash Equivalents	110,559

Cash and Cash Equivalents at End of Year	$110,559

Supplemental Information:
Interest paid during the year	$-0-
Taxes paid during the year	$-0-

See accompanying notes to consolidated financial statements.

F-20

GrowGeneration Corp and Subsidiary

Consolidated Statement of Changes in Stockholders’ Equity

From Inception March 6, 2014 through December 31, 2014

	Common Stock		Additional Paid-In	Retained	Total Stockholders’
	Shares	Amount	Capital	Earnings	Equity
Issuance of common stock at $.0077142 per share	1,750,000	$1,750	$10,750	$	$12,500
Issuance of common stock at $.0125 per share	2,000,000	2,000	23,000		25,000
Issuance of common stock at $.01 per share	1,250,000	1,250	11,250		12,500
Issuance of common stock at $.60 per share	1,000,000	1,000	599,000		600,000
Stock option expense			86,333		86,333
Net (loss)				(134,871)	(134,871)
Balances, December 31, 2014	6,000,000	$6,000	$730,333	($134,871)	$601,462

See accompanying notes to consolidated financial statements.

F-21

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements

December 31, 2014

1.	NATURE OF OPERATIONS

GrowGeneration Corp (the “Company”) was incorporated on March 6, 2014 in Colorado under the name of Easylife Corp and changed its name to GrowGeneration Corp. It maintains its principal office in Pueblo, Colorado.

GrowGeneration Corp is engaged in the business of owning and operating retail hydroponic stores through wholly owned subsidiary. It currently owns GrowGeneration Pueblo Corp which purchased 4 retail hydroponic stores in Pueblo and Cannon City, Colorado on May 30, 2014. The Company is actively engaged in seeking to acquire additional hydroponic retail stores.

Subsequent Events

The Company has evaluated events and transactions occurring subsequent to December 31, 2014, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The Company’s financial statements are prepared on the accrual method of accounting. The accounting and reporting policies of the Company conform with generally accepted accounting principles (GAAP). The consolidated financial statements of the Company include the accounts of

GrowGeneration Pueblo Corp. Intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

Revenue Recognition

Revenue on product sales is recognized upon delivery or shipment. Customer deposits/layaway sales are not reported as income unit final payment is received and the merchandise is delivered.

Accounts Receivable

Accounts receivable are stated at the amount the Company expects to collect from balances outstanding at year-end. Based on the Company's assessment of the credit history with customers having outstanding balances and current relationships with them. At December 31, 2014, the Company established an allowance for doubtful accounts of $2,887.

F-22

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2014

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment

Expenditures for maintenance and repairs are charged against operations. Renewals and betterment that materially extend the life of the asset are capitalized. Depreciation of property and equipment is provided on the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Estimated Lives
Vehicle	5 years
Furniture and fixtures	5-7 years
Computers and equipment	3-5 years
Leasehold improvements	10 years

For federal income tax purposes, depreciation is computed using the accelerated cost recovery system and the modified accelerated cost recovery system.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate principally to depreciation of property and equipment, reserve for obsolete inventory and bed debt. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized.

The Company adopted the provisions of FASB ASC 740-10-25, which prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken or expected to be taken in income tax returns. FASB ASC 740-10-25 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. The Company’s tax returns are subject to tax examinations by U.S. federal and state authorities until respective statute of limitation. Currently, the 2014 tax year is open and subject to examination by taxing authorities. However, the Company is not currently under audit nor has the Company been contacted by any of the taxing authorities. The Company does not have any accruals for uncertain tax positions as of December 31, 2014. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date.

Presentation of Sales Taxes

The Company is required to collect sales tax for the State of Colorado, City of Pueblo, City of Canon City, Pueblo County and Fremont County, ranging from 3.9% to 7.4% on the Company's sales to nonexempt customers. The Company collects that sales tax from customers and remits the entire amount to the corresponding taxing authorities. The Company's accounting policy is to exclude the tax collected and remitted from revenue and cost of sales.

F-23

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements

December 31, 2014

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Advertising

The Company expenses all advertising and promotional costs when incurred. Advertising and promotional expenses for the period ended December 31, 2014 amounted to $16,189.

Freight and Shipping

It is the Company's policy to classify freight and shipping costs as part of cost of sales. Total freight and shipping costs for the period from inception March 6, 2014 through December 31, 2014 was $9,321.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all unrestricted highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.

Goodwill

Goodwill represents the excess of acquisition costs over the fair value of net tangible and intangible assets acquired in connection with an acquisition. The Company accounts for goodwill in accordance with the provisions of FASB Accounting Standards Update (ASU) 2014-02, Intangibles – Goodwill and Other (Topic 350) Accounting for Goodwill. The carrying value of goodwill is tested for impairment at least annually and goodwill is amortized over 10 years.

Inventory

Inventory consists primarily of gardening supplies and materials and is recorded at the lower of cost (first-in, first-out method) or market.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which provides guidance for revenue recognition. ASU 2014-09 will supersede and replace nearly all existing U.S. GAAP revenue recognition guidance. ASU 2014-09 establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point of time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. The guidance in ASU 2014-09 is effective for public entities for annual reporting periods beginning after December 15, 2016. Non public entities are required to apply the guidance for annual periods beginning after December 15, 2017. Early application is not permitted for public entities. The Company is currently evaluating the impact the adoption of ASU 2014-09 will have on the Company's financial statements and disclosures.

F-24

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements

December 31, 2014

4.	LEASE COMMITMENTS

The Company leases its store facilities under operating leases ranging from $850 to $2,400 per month. The following is a schedule of future minimum rental payments required under the term of the operating leases as of December 31, 2014:

Year Ending December 31,	Amount
2015	$87,650
2016	108,150
2017	102,100
2018	63,800
2019	44,500
Thereafter	10,800
$417,000

Rent expense under all operating leases for the period from inception March 6, 2014 through December 31, 2014 was $33,975.

5.	OTHER COMMITMENTS

Effective May 2014, the Company entered into an employment agreement with an officer of the Company. The agreement requires monthly wages and benefits. The maximum compensation for wages under this agreement is approximately $75,000. The agreement terminates May 2015.

Effective May 2014, the Company entered into employment agreements with 2 shareholders of the Company. The agreements requires payment of monthly wages and benefits. The maximum compensation for wages under these agreements is approximately $200,000. These agreements expire May 2017.

6.	INCOME TAXES

The Company is subject to federal income tax and Colorado and New York state income tax.

The Company and subsidiaries file a consolidated federal income tax return. The Company’s consolidated provision for income taxes for the period from inception March 6, 2014 through December 31, 2014 consists of the following:

Income Tax Expense (benefit)
Current federal tax expense
Federal	$-0-
State	-0-
Deferred tax (benefit)
Federal	(59,739)
State	(9,220)

Total	($68,959)

F-25

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2014

7.	INCOME TAXES (Continued)

The consolidated provision for income taxes for the period from inception March 6, 2014 through December 31, 2014 differs from that computed by applying federal statutory rates to income before federal income tax expense, as indicated in the following analysis:

Expected federal tax provision (benefit) at 30% rate	($61,149)
Meals and entertainment	1,410
State income tax	(9,220)
Total income tax (benefit)	($68,959)

Effective tax rate (benefit)	(33.8%)

A summary of deferred tax assets and liabilities as of December 31, 2014 is as follows:

Deferred tax assets:
Reserve for inventory obsolescence	$4,675
Reserve for bad debt	1,000
Stock option compensation	29,897
Federal tax loss carryforward	32,791
State tax loss carryforward	5,061
Total deferred tax assets	73,424

Deferred tax liabilities:
Accumulated depreciation and amortization	(4,465)

Total deferred tax liabilities	(4,465)

NET DEFERRED TAX ASSETS	$68,959

As of December 31, 2014, the Company had approximately $109,305 federal and state net operating loss carryforwards, which result in a deferred tax asset of $37,852, expiring in 2034.

F-26

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2014

8.	STOCK OPTIONS

On March 6, 2014, the Company’s Board of Directors (the “Board”) approved the 2014 Equity Incentive stock plan pursuant to which the Company may grant incentive and non-statutory options to employees, nonemployee members of the Board, consultants and other independent advisors who provide services to the Corporation. The maximum shares of common stock which may be issued over the term of the plan shall not exceed 2,500,000 shares. Awards under this plan are made by the Board or a committee of the Board. Options under the plan are to be issued at the market price of the stock on the day of the grant except to those issued to holders of 10% or more of the Company’s common stock which is required to be issued at a price not less than 110% of the fair market value on the day of the grant. Each option is exercisable at such time or times, during such period and for such numbers of shares shall be determined by the Plan Administrator. However, no option shall have a term in excess of 5 years from the date of grant.

On March 6, 2014, the Company issued 650,000 options to its CEO, Darren Lampert, issued 400,000 options to its CFO, Irwin Lampert, issued 400,000 options to its President, Michael Salaman and issued 200,000 options to its COO, Jason Dawson exercisable at prices between $.60 and $.66 per share. On May 12, 2014, the Company issued 50,000 options to its director, Jody Kane and on May 14, 2014, the Company issued 50,000 options to its director, Steve Aiello, exercisable at prices between $.60 and $.66 per share. On July 7, 2014, the Company issued 100,000 options to 8 of its employees, exercisable at prices between $.60 and $.66 per share. The options vest 1/3 immediately, 1/3 one year after date of issuance and 1/3 two years after date of issuance. Compensation expense recorded for the fiscal period ended December 31, 2014 was $86,333.

9.	STOCKHOLDERS’ EQUITY

Common Stock

There are currently 6,000,000 shares of .001 par value common stock issued and outstanding. Five million shares were issued to its founders on the formation of the company and an additional 1,000,000 shares were issued at 60 cents per share to 17 individuals in a private placement which was completed on March 27, 2014.

F-27

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2014

10.	ACQUISITION OF SUBSIDIARY

On April 14, 2014, the Company purchased the assets and certain liabilities of Southern Colorado Garden Supply Corporation. The purchase price of $499,976 was paid in cash and consisted of the following:

Fixed assets	$35,000
Inventory	273,000
Accounts receivable	5,286
Prepaid expenses	1,320
Total assets	314,606

Accounts payable	57,275
Customer deposits	355
Total liabilities	57,630

Fair value of assets acquired	256,976
Cash paid	499,976

Goodwill recognized on acquisition	$243,000

The fair value of the assets acquired less cash paid resulted in an amount of $243,000, which has been recorded as Goodwill on the Company’s consolidated balance sheet.

The purchase agreement also required an employment agreement with the seller until May 31, 2015. The agreement requires monthly wages and benefits. The maximum compensation for wages under this agreement is approximately $75,000. The employment agreement also requires the Company to issue the seller 200,000 shares of stock options, exercisable at prices between $.60 and $.66 per share. The purchase agreement also had the seller sign a covenant not to compete in a similar business as an owner, manager or employee within a period of 5 years.

11.	EARNINGS PER SHARE

The following table sets forth the composition of the weighted average shares (denominator) used in the basic and dilutive earnings per share computation for the period March 6, 2014 (inception date) through December 31, 2014.

F-28

GrowGeneration Corp and Subsidiary
Notes to Consolidated Financial Statements
December 31, 2014

11.	EARNINGS PER SHARE (Continued)

Net Loss	($134,871)

Weighted average share outstanding basic	6,000,000
Effect of dilutive common stock equivalents
Adjusted weighted average shares outstanding – dilutive	6,000,000

Basic loss per share	($.02)
Dilutive loss per share	($.02)

The effect of the 1,850,000 stock option outstanding as of December 31, 2014 is antidilutive and therefore not presented in the above table.

12.	SUBSEQUENT EVENTS

On February 1, 2015, GrowGeneration Corp opened its fifth store in Trinidad, CO. The store is approximately 3,000 square feet and is located 100 miles south of the Company’s Pueblo, Colorado stores. On May 8, 2015, the Company purchased $31,000 of inventory of Green Growers in Canon City, Colorado and entered into a consulting agreement with the owner. On June 10, 2015, the Company purchased $67,000 of inventory and in addition, purchased the furniture and fixtures for $5,000 of Happy Grow Lucky, located in Conifer, Colorado. We are now operating this store, our sixth, under the GrowGeneration Corp and Subsidiary retail store brand and have entered into a 3 year lease.

Investment activities generated $370,000 in capital that was invested in equity as part of the private placement memorandum that expired on July 1, 2015.

F-29

GROWGENERATION CORP

6,230,002 Shares

Common Stock

PROSPECTUS

[          ], 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Our estimated expenses in connection with the issuance and distribution of the securities being registered are:

SEC Registration Fee	$462
Accounting Fees and Expenses	$15,000
Legal Fees and Expenses	$45,000
Miscellaneous Fees and Expenses	$9,538
Total	$70,000

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Colorado Business Corporation Act (the “CBCA”) generally provides that a corporation may indemnify a person made party to a proceeding because the person is or was a director against liability incurred in the proceeding if: the person’s conduct was in good faith; the person reasonably believed, in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests, and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests; and, in the case of any criminal proceeding, the person had no reasonable cause to believe that the person’s conduct was unlawful. The CBCA prohibits such indemnification in a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding in which the person was adjudged liable for having derived an improper personal benefit. The CBCA further provides that, unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director or officer of the corporation, against reasonable expenses incurred by the person in connection with the proceeding. In addition, a director or officer, who is or was a party to a proceeding, may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The CBCA allows a corporation to indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director.

As permitted by the CBCA, the Company’s articles of incorporation and bylaws generally provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the CBCA. In addition, the Company may also indemnify and advance expenses to an officer who is not a director to a greater extent, not inconsistent with public policy, and if provided for by its bylaws, general or specific action of the Company’s board of director or shareholders.

The Company has entered into substantively identical Indemnification Agreements with its current directors and officers (the “Indemnitees”), which generally provide that, to the fullest extent permitted by Colorado law, the Company shall indemnify such Indemnitee if the Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Indemnitee is or was or has agreed to serve at the Company’s request as a director, officer, employee or agent of the Company, or while serving as a director or officer of the Company, is or was serving or has agreed to serve at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity or by reason of the imposition upon such officer or director of any federal and/or state income tax obligation (inclusive of any interest and penalties, if applicable), that is imposed on such officer or director with respect to income, “phantom income,” rescinded or unconsummated transactions, or any other allegedly taxable event for which no benefit was received by such officer or director. The indemnification obligation includes, without limitation, claims for monetary damages against an Indemnitee in respect of an alleged breach of fiduciary duties and generally covers expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Indemnitee or on an Indemnitee’s behalf in connection with such action, suit or proceeding and any appeal therefrom, but shall only be provided if the Indemnitee acted in good faith; and, in the case of conduct in an official capacity with the corporation, if such conduct was in the Company’s best interests, and, in all other cases, if such conduct was at least not opposed to the Company’s best interests; and, with respect to any criminal action, suit or proceeding, if the Indemnitee had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

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Section 7-108-402(1) of the CBCA permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for monetary damages for any breach of fiduciary duty as a director (except for breach of a director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, unlawful distributions, or any transaction from which the director derived improper personal benefit). Further, Section 7-108-402(2) of the CBCA provides that no director or officer shall be personal liable for any injury to persons or property arising from a tort committed by an employee, unless the director or officer was either personally involved in the situation giving rise to the litigation or committed a criminal offense in connection with such situation.

As permitted by the CBCA, the Company’s articles of incorporation provide that the personal liability of the Company’s directors to the Company or its shareholders is limited to the fullest extent permitted by the CBCA. The Indemnification Agreements described above also provide that the Company’s indemnification obligation includes, without limitation, claims for monetary damages against the Indemnitee in respect of an alleged breach of fiduciary duties to the fullest extent permitted by the CBCA.

Section 7-109-108 of the CBCA provides that a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another entity or an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from the person’s status as a director, officer, employee, fiduciary or agent, whether or not the corporation would have power to indemnify the person against the same liability under the CBCA.

As permitted by the CBCA, the Company’s bylaws authorize the Company to purchase and maintain such insurance. The Company currently maintains a directors and officers insurance policy insuring its past, present and future directors and officers, within the limits and subject to the limitations of the policy, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Between March 2014 and October 30, 2015, the Company made sales of the following unregistered securities:

Original Issuances of Stock

Formation of GrowGeneration Corp.

In connection with our formation in March 2014, we sold an aggregate of 5,000,000 shares of our common stock to our founders Darren Lampert, Michael Salaman and Irwin Lampert, for an aggregate of $50,000 ($0.001 per share). All of such issuances were believed to be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

2014 Private Placements

Between March 2014 and April 2015, we raised $780,000 from the sale of 1,300,000 shares of our common stock to twenty (20) investors, at a price of $.60 per share. All securities sold in the 2014 Private Placements were arranged by officers and directors and no commissions or other remuneration was paid to any person in connection with such sales.

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2015 Private Placement

On March 12, 2015 we entered into an agreement with Cavu Securities LLC, a FINRA Member broker dealer (“Cavu”), pursuant to which we engaged Cavu on a non-exclusive basis to act as our lead placement agent for the sale of up to $4,200,000 of our Units. Each Unit was offered at a price of $.70 per Unit. Each Unit consisted of (i) one share of our common stock and (ii) one 5 year warrant to purchase one share of Common Stock at an exercise price of $0.70 per share. The Units were offered and sold on a “best-effort” basis. We sold a total of 2,465,001 Units in the 2015 Private Placement and realized gross proceeds of $1,725,501. We paid Cavu total compensation for its services of (i) $73,295 in commissions; (ii) five-year warrants (the “Placement Agent Warrants”) to purchase 142,800 shares of our common stock, at an exercise price equal to $0.70 per share; and (iii) 77,833 shares of our common stock.

Stock Options

Since our inception, we have granted stock options under our 2014 Equity Compensation Plan to purchase an aggregate of 1,780,000 shares at exercise prices ranging from $0.60 to $.66 per share.

Securities Act Exemptions

We deemed all of the above offers, sales and issuances of our shares of common stock and warrants to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, relative to transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

We deemed the grants of stock options and issuances of common stock upon exercise of such options described above under “—Stock Options” to be exempt from registration under the Securities Act in reliance on Rule 701 of the Securities Act as offers and sales of securities under compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. There were no underwriters employed in connection with any of the transactions set forth in this Item 15. Cavu Securities LLC acted as Placement Agent for some of the securities sold in the 2015 Private Placement.

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ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description

3.1	Certificate of Incorporation of GrowGeneration Corp.

3.2	Bylaws of GrowGeneration Corp.

4.1	Form of Investor Warrant

4.2	Form of Placement Agent Warrant issued to Cavu Securities LLC

5.1	Opinion of Robinson & Cole LLP*

10.1	Placement Agency Agreement, dated March 12, 2015, between of GrowGeneration Corp. and Cavu Securities LLC.

10.2	Form of Subscription Agreement for GrowGeneration Corp.’s 2014 private placement

10.3	Form of Subscription Agreement for GrowGeneration Corp.’s 2015 private placement

10.4	Form of Subscription Agreement for GrowGeneration Corp.’s second 2015 private placement

10.5	GrowGeneration Corp. 2014 Equity Incentive Plan

10.6	Form of GrowGeneration Corp. Stock Option Agreement

10.7	Employment Agreement, dated May 12, 2014 between of GrowGeneration Corp. and Darren Lampert

10.8	Employment Agreement, dated May 12, 2104, between of GrowGeneration Corp. and Michael Salaman

10.9	Employment Agreement, dated May 30, 2014, between of GrowGeneration Corp. and Jason Dawson

10.10	Form of Indemnification Agreement

10.11	Asset Purchase Agreement dated April 14, 2014 between GrowGeneration Pueblo Corp. and Southern Colorado Garden Supply Corp. (d/b/a Pueblo Hydroponics)

10.12	Inventory Purchase Agreement dated May 10, 2015 between Grow Generation Pueblo Corp. and Happy Grow Lucky, LLC

10.13	Inventory Purchase Agreement dated April 10, 2015 between Grow Generation Pueblo Corp. and Green Growers Corp.

10.14	Inventory Purchase Agreement dated October 28, 2015 between GrowGeneration California Corp. and Sweet Leaf Hydroponics, Inc. dba Mad Max Hydroponics

10.15	Lease, effective as of June 1, 2014, by and between GrowGeneration Pueblo Corp. and Sunshine Properties.

10.16	Lease, effective as of May 27, 2014, by and between GrowGeneration Pueblo Corp. and Joe and Renee Prutch.

10.17	Lease, effective as of June 1, 2014, by and between GrowGeneration Pueblo Corp. and Jannie Coyne.

10.18	Lease, effective as of May 27, 2014, by and between GrowGeneration Pueblo Corp. and Larry Schreder.

10.19	Lease, effective as of June 11, 2015 by and between GrowGeneration Pueblo Corp. and Bill and Bonnie Holland.

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10.20	Lease, effective as of August 7, 2105, by and between GrowGeneration Pueblo Corp. and Colorado Place Center

10.21	Lease, effective as of December 1, 2014, by and between GrowGeneration Pueblo Corp. and PurRecycling Corporation dba Terra Firma Recycling/Fund.

10.22	Lease, effective as of October 28, 2015, by and between GrowGeneration California Corp. and David Cates

10.23	Consulting Agreement dated April 10, 2015 by and between GrowGeneration Corp. and Duane Nunez

10.24	Consulting Agreement dated May 10, 2015 by and between Grow Generation Pueblo Corp. and Lindsay Schmitt and Cody Schmitt

10.25	Consulting Agreement dated October 28, 2105 by and between GrowGeneration California Corp. and Troy Sowers

21.1	List of Subsidiaries of GrowGeneration Corp.

23.1	Consent of Connolly Grady & Cha

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	To be filed by amendment

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York on November 9, 2015.

GROWGENERATION CORP.

By:	/s/ Darren Lampert
Name: Darren Lampert
Title: Chief Executive Officer

By:	/s/ Irwin Lampert
Name: Irwin Lampert
Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors GrowGeneration Corp., a Colorado corporation (the “Company”), do hereby constitute and appoint Darren Lampert as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Darren Lampert	Chief Executive Officer and Director	November 9, 2015
Darren Lampert	(Principal Executive Officer)

/s/ Irwin Lampert	Chief Financial Officer	November 9, 2015
Irwin Lampert	(Principal Financial and Accounting Officer)

/s/ Michael Salaman	President and Director	November 9, 2015
Michael Salaman

/s/ Stephen Aiello	Director	November 9, 2015
Stephen Aiello

/s/ Jody Kane	Director	November 9, 2015
Jody Kane

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